PROSPECTUS SUPPLEMENT                                      [TOLL BROTHERS LOGO]
(To Prospectus Dated January 6, 1994)

                                  $100,000,000

                                   TOLL CORP.


                   7 3/4% SENIOR SUBORDINATED NOTES DUE 2007


                  GUARANTEED ON A SENIOR SUBORDINATED BASIS BY

                              TOLL BROTHERS, INC.

                               ------------------


    The 7 3/4% Senior Subordinated Notes due 2007 (the "Notes") of Toll Corp. (the "Issuer" or "Toll") offered hereby are an issue of the Debt Securities described in the accompanying Prospectus (the "Prospectus") to which this Prospectus Supplement relates, and will be fully and unconditionally guaranteed on a senior subordinated basis (the "Guarantee") by Toll Brothers, Inc. (the "Company"), which indirectly owns 100% of the capital stock of the Issuer. The Notes will mature on September 15, 2007. Interest on the Notes will be payable semi-annually on March 15 and September 15 of each year, commencing March 15, 1998.


    The Notes may be redeemed at the option of the Issuer, in whole or in part, at any time on or after September 15, 2002, at the redemption prices set forth herein, together with accrued and unpaid interest thereon.

    The Notes will be represented by a Global Note registered in the name of the nominee of The Depository Trust Company (the "Depositary"). Except as described herein, Notes in definitive form will not be issued. See "Description of Notes".

    The Notes will be unsecured obligations of the Issuer, and will be subordinated in right of payment to all existing and future Senior Indebtedness of Toll (as defined herein). The Guarantee will be an unsecured obligation of the Company and will be subordinated in right of payment to all existing and future Senior Indebtedness of the Company (as defined herein). The Notes and the Guarantee will be effectively subordinated to all existing and future claims of creditors of the Company's other subsidiaries. See "Description of Notes -- Subordination of Notes and Guarantee." As of July 31, 1997, after giving effect to the issuance of the Notes and the application of the net proceeds therefrom, the amount of liabilities of the Company and its Subsidiaries ranking senior to the Notes (including Senior Indebtedness of Toll and the Company and liabilities of the Company's subsidiaries other than Toll, but excluding collateralized mortgage financing) would have been $543,632,000. Although the Indenture contains limitations on the incurrence of additional Indebtedness, the Company and its Subsidiaries currently could incur significant additional Indebtedness, including Senior Indebtedness.

    The Company's Common Stock is traded on the New York Stock Exchange and the Pacific Stock Exchange under the symbol "TOL."
                               ------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                       REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.


                                                         PRICE TO                UNDERWRITING              PROCEEDS TO
                                                        PUBLIC (1)                 DISCOUNT               ISSUER (1)(2)
Per Note                                                 99.935%                    1.500%                   98.435%
Total                                                  $99,934,918                $1,500,000               $98,434,918

(1) Plus accrued interest, if any, from September 22, 1997.
(2) Before deducting expenses, payable by the Issuer, estimated to be $250,000.

                               ------------------

    The Notes are offered subject to receipt and acceptance by the Underwriter, to prior sale and the Underwriter's right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Notes will be made in book entry form through the facilities of The Depository Trust Company, on or about September 22, 1997.

                               ------------------

                               SMITH BARNEY INC.

         The date of this Prospectus Supplement is September 17, 1997.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE MARKET PRICE OF THE NOTES, INCLUDING OVERALLOTMENT OR ENTERING STABILIZING BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following summary is qualified in its entirety by the more detailed information appearing elsewhere, or incorporated by reference, in this Prospectus Supplement or the accompanying Prospectus.

                                  THE COMPANY

     Toll Brothers, Inc. designs, builds, markets and arranges financing for single-family detached and attached homes in middle and high income residential communities in fifteen states and six regions around the country. The communities are located on land the Company has either developed or acquired fully approved. Currently, the Company operates predominantly in major suburban residential areas in southeastern Pennsylvania, central New Jersey, the Virginia and Maryland suburbs of Washington, D.C., the Boston, Massachusetts metropolitan area, southern Connecticut, Westchester County, New York, Orange County and Los Angeles County, California, the suburbs of Raleigh and Charlotte, North Carolina and Scottsdale, Arizona. It is also developing communities in Nassau County, New York, in northern Delaware, in McKinney, Texas, a northern suburb of Dallas, in Austin, Texas, in several markets on the west coast of and in southeast Florida, in Columbus, Ohio and in Nashville, Tennessee. The Company has also acquired property in the San Francisco Bay area where it expects to begin offering homes for sale in 1998.

     The Company markets its homes primarily to middle- and upper-income buyers, emphasizing high quality construction and customer satisfaction. As of October 31, 1996, single-family detached homes were being offered at prices, excluding customized options, ranging from $160,000 to $645,000, with an average base sales price of $368,000. Attached home prices, excluding customized options, ranged from $100,000 to $477,000, with an average base sales price of $218,000. In the five years ended October 31, 1996, the Company delivered 7,860 homes in 177 communities.

     In recognition of the Company's achievements, it has received numerous awards from national, state and local homebuilder publications and associations. In fiscal 1996, the Company was selected "America's Best Builder" by the National Association of Home Builders (the "NAHB") and Builder magazine in recognition of its excellent financial performance, unique custom-production system for building luxury homes in high volume and the excellence of its designs. The Company also received the National Housing Quality Award from the NAHB, which recognized the Company's outstanding commitment to total quality management and continuous improvement. In 1994, the Company was named a first place award winner in the "Build America Beautiful" Awards Program, sponsored by Better Homes and Gardens magazine, the NAHB and Keep America Beautiful, Inc. in recognition of the Company's programs to improve the handling of solid waste on construction sites. In addition, the Company was named "The Builder of the Year" in 1988 by Professional Builder magazine.

     As of July 31, 1997, the Company was offering homes for sale in 113 communities. On July 31, 1997 and 1996, the Company had a backlog of $653,813,000 (1,609 homes) and $554,761,000 (1,482 homes), respectively.
Substantially all homes in backlog at July 31, 1997 are expected to be delivered within the subsequent twelve-month period.

                                   THE ISSUER

     Toll Corp. is an indirect, wholly-owned, consolidated subsidiary of the Company. Other than the financing of other Subsidiaries of the Company by lending the proceeds of the Notes offered hereby and similar activities related to previous offerings of debt securities, the Issuer has no independent operations and generates no operating revenues.

                                  THE OFFERING

Issuer....................................  Toll Corp., a Delaware corporation.
The Notes.................................  $100,000,000 aggregate principal amount of 7 3/4% Senior
                                            Subordinated Notes due 2007 (the "Notes").
Guarantee.................................  Payment of principal and interest on the Notes will be fully and unconditionally guaranteed on a senior subordinated basis by Toll
                                            Brothers, Inc.
Maturity..................................  The Notes will mature on September 15, 2007.
Payment of Interest.......................  Interest on the Notes at the rate of 7 3/4% per annum will be payable semi-annually on March 15 and September 15 of each year, commencing March 15, 1998.
Redemption at the Option of the Issuer....
                                            On or after September 15, 2002, the Issuer may, upon at least 30 days notice, redeem the Notes, in whole or in part, at the redemption prices set forth herein, together with accrued and unpaid interest thereon.
Subordination.............................  The Notes will be unsecured obligations of the Issuer and will be subordinated in right of payment to all existing and future Senior
                                            Indebtedness of Toll (as defined herein). The Guarantee will be an unsecured obligation of the Company and will be subordinated in right of payment to all existing and future Senior Indebtedness of the Company (as defined herein). The Notes and the Guarantee will be effectively subordinated to all existing and future claims of creditors of the Company's other Subsidiaries. As of July 31, 1997 after giving effect to the issuance of the Notes and the
                                            application of the net proceeds therefrom, the amount of
                                            liabilities of the Company and its Subsidiaries effectively ranking senior in right of payment to the Notes (including Senior
                                            Indebtedness of Toll and the Company and liabilities of the
                                            Company's Subsidiaries other than the Issuer, but excluding collateralized mortgage financing) would have been $543,632,000.
                                            Although the Indenture contains limitations on the incurrence of additional Indebtedness, the Company and its Subsidiaries
                                            currently could incur significant additional Indebtedness, including Senior Indebtedness. See "Description of Notes --
                                            Subordination of Notes and Guarantee."
Use of Proceeds...........................  Repayment of indebtedness, acquisition of residential development property, and general corporate purposes and working capital needs. Pending these applications, the net proceeds are expected to be invested in high-grade, short-term, marketable,
                                            interest-bearing securities.
Certain Covenants.........................  The Indenture pursuant to which the Notes will be issued will contain covenants that, among other things, limit the ability of the Company and its Subsidiaries to (a) incur additional
                                            indebtedness and (b) pay dividends or make other distributions and certain investments. See "Description of Notes -- Certain
                                            Covenants."

         SUMMARY CONSOLIDATED FINANCIAL INFORMATION AND OPERATING DATA
                   (DOLLARS IN THOUSANDS, EXCEPT FOR RATIOS)

     The following summary consolidated financial information for the five years ended October 31, 1996 is derived from audited consolidated financial statements. The summary consolidated financial information for the nine months ended July 31, 1997 and 1996 is derived from unaudited quarterly consolidated financial statements. The results of operations for the nine months ended July 31, 1997 may not be indicative of results of operations to be expected for the full year.

INCOME STATEMENT DATA:

                                                                                                                 NINE MONTHS ENDED
                                                                 YEAR ENDED OCTOBER 31,                              JULY 31,
                                              ------------------------------------------------------------     ---------------------
                                                1992         1993         1994         1995         1996         1996        1997
                                              --------     --------     --------     --------     --------     --------    --------
Revenues..................................    $281,471     $395,261     $504,064     $646,339     $760,707     $500,356    $653,552
                                              --------     --------     --------     --------     --------     --------    --------
Costs and Expenses
 Land and housing construction............     203,586      290,878      380,240      485,009      580,990      383,325     504,235
 Selling, general and administrative......      32,973       43,326       48,789       59,684       69,735       50,260      60,807
 Interest.................................      16,048       17,129       18,195       22,207       24,189       16,194      19,975
                                              --------     --------     --------     --------     --------     --------    --------
                                               252,607      351,333      447,224      566,900      674,914      449,779     585,017
                                              --------     --------     --------     --------     --------     --------    --------
Income before income taxes, extraordinary
 item and change in accounting............    $ 28,864     $ 43,928     $ 56,840     $ 79,439     $ 85,793     $ 50,577    $ 68,535
                                              --------     --------     --------     --------     --------     --------    --------
                                              --------     --------     --------     --------     --------     --------    --------
Income before extraordinary item and
 change in accounting.....................    $ 17,354     $ 27,419     $ 36,177     $ 49,932     $ 53,744     $ 31,659    $ 43,250
Extraordinary loss from extinguishment of
 debt, net of income taxes................        (816)        (668)                                                         (2,772)
Cumulative effect of change in
 accounting...............................                    1,307
                                              --------     --------     --------     --------     --------     --------    --------
Net Income................................    $ 16,538     $ 28,058     $ 36,177     $ 49,932     $ 53,744     $ 31,659    $ 40,478
                                              --------     --------     --------     --------     --------     --------    --------
                                              --------     --------     --------     --------     --------     --------    --------
OTHER FINANCIAL DATA:
 Depreciation and amortization............    $  2,606     $  2,700     $  2,687     $  2,943     $  3,306     $  2,399    $  2,952
 Interest incurred........................    $ 14,757     $ 20,929     $ 21,701     $ 25,780     $ 27,695     $ 19,950    $ 26,250
 Ratio of earnings to fixed charges,
   including consolidated mortgage
   financing partnerships(1)..............        2.63         2.72         3.37         3.82         3.87         3.25        3.30

BALANCE SHEET DATA:

                                                                      OCTOBER 31,                                    JULY 31,
                                              ------------------------------------------------------------     ---------------------
                                                1992         1993         1994         1995         1996         1996         1997
                                              --------     --------     --------     --------     --------     --------     --------
Assets
 Inventory................................    $287,844     $402,515     $506,347     $623,830     $772,471     $738,987     $894,244
                                              --------     --------     --------     --------     --------     --------     --------
                                              --------     --------     --------     --------     --------     --------     --------
 Total assets.............................    $384,836     $475,998     $586,893     $692,457     $837,926     $836,047     $968,185
                                              --------     --------     --------     --------     --------     --------     --------
                                              --------     --------     --------     --------     --------     --------     --------
Debt
 Loans payable............................    $ 25,756     $ 24,779     $ 17,506     $ 59,057     $132,109     $150,781     $185,000
 Subordinated debt........................     128,854      174,442      227,969      221,226      208,415      208,401      219,956
 Collateralized mortgage financing........      24,403       10,810        4,686        3,912        2,816        2,984        2,611
                                              --------     --------     --------     --------     --------     --------     --------
 Total debt...............................    $179,013     $210,031     $250,161     $284,195     $343,340     $362,166     $407,567
                                              --------     --------     --------     --------     --------     --------     --------
                                              --------     --------     --------     --------     --------     --------     --------
Shareholders' equity......................    $136,412     $167,006     $204,176     $256,659     $314,677     $292,545     $359,563
                                              --------     --------     --------     --------     --------     --------     --------
                                              --------     --------     --------     --------     --------     --------     --------

SUMMARY OPERATING DATA:

                                                                                                                 NINE MONTHS ENDED
                                                                 YEAR ENDED OCTOBER 31,                              JULY 31,
                                              ------------------------------------------------------------     ---------------------
                                                1992         1993         1994         1995         1996         1996         1997
                                              --------     --------     --------     --------     --------     --------     --------
Number of homes closed......................     1,019        1,324        1,583        1,825        2,109        1,391        1,710
Number of homes contracted, net.............     1,202        1,595        1,716        1,846        2,398        1,795        1,952
Sales value of homes contracted, net........  $342,811     $490,883     $586,941     $660,467     $884,677     $653,160     $778,761
Number of homes in backlog, end of
 period(2)..................................       621          892        1,025        1,078        1,367        1,482        1,609
Sales value of backlog, end of period(2)....  $187,118     $285,441     $370,560     $400,820     $526,194     $554,761     $653,813

------------------
(1) For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes, extraordinary loss and change in accounting plus interest expense and fixed charges except interest incurred. Fixed charges consist of interest incurred (whether expensed or capitalized), the portion of rent expense that is representative of the interest factor (one-third of rent expense), and amortization of debt discount and issuance costs.

(2) Backlog consists of homes which were under contract but not closed at the end of the period.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company at July 31, 1997 and as adjusted to give effect to the sale of the Notes and the application of the estimated net proceeds therefrom.

                                                                                              JULY 31, 1997
                                                                                        --------------------------
                                                                                         ACTUAL     AS ADJUSTED(4)
                                                                                        --------    --------------
                                                                                        (IN THOUSANDS)
Debt:
  Loans payable(1)...................................................................   $185,000       $175,000
  9 1/2% Senior Subordinated Notes due 2003..........................................     69,960         69,960
  4 3/4% Convertible Senior Subordinated Notes due 2004..............................     50,999         50,999
  8 3/4% Senior Subordinated Notes due 2006..........................................    100,000        100,000
  7 3/4% Senior Subordinated Notes due 2007..........................................                   100,000
  Collateralized mortgage obligations payable........................................      2,611          2,611
                                                                                        --------       --------
     Total debt......................................................................    408,570        498,570
                                                                                        --------       --------
Shareholders' equity (2)(3):
  Preferred stock, par value $.01 per share; 1,000,000 shares authorized; none issued..........................................................................
  Common stock, par value $.01 per share; 40,000,000 shares authorized; 34,204,335
     shares issued...................................................................        342            342
  Additional paid-in capital.........................................................     47,423         47,423
  Retained earnings..................................................................    311,798        311,798
                                                                                        --------       --------
     Total shareholders' equity......................................................    359,563        359,563
                                                                                        --------       --------
        Total debt and shareholders' equity..........................................   $768,133       $858,133
                                                                                        ========       ========

------------------
(1) The Company has a $250 million unsecured revolving credit facility with fifteen banks which extends through June 2002 (the "Revolving Credit Agreement"). The facility reduces by 50% in June 2000 unless extended as provided for by the agreement. As of July 31, 1997, the Company had $60 million of loans and approximately $29 million of letters of credit outstanding under the facility. In addition, the Company had outstanding $118 million of term loans from a number of banks and $6 million of purchase money mortgage payables.

(2) The Company amended its Certificate of Incorporation to reduce, and provide for future increases in, the number of authorized shares of its Preferred Stock and its Common Stock. See "Description of Capital Stock" in the Prospectus.

(3) Under the terms of the Executive Bonus Program covering the Chairman of the Board and Chief Operating Officer (the "Executives"), each Executive is entitled to bonuses based upon the Company's annual pretax earnings and Shareholders' Equity. The plan provides that all payments for bonus compensation earned under the plan for fiscal years 1996, 1997 and 1998 be made in the form of common stock of the Company using the value of the stock as of the date of the agreement ($17.125 per share).

(4) As adjusted to give effect to the sale of the Notes and the application of the proceeds therefrom.

                                    BUSINESS

     The Company designs, builds, markets and arranges financing for single-family detached and attached homes in middle and high income residential communities in fifteen states and six regions around the country. The communities are located on land the Company has either developed or acquired fully approved. Currently, the Company operates predominantly in major suburban residential areas in southeastern Pennsylvania, central New Jersey, the Virginia and Maryland suburbs of Washington, D.C., the Boston, Massachusetts metropolitan area, southern Connecticut, Westchester County, New York, Orange County and Los Angeles County, California, the suburbs of Raleigh and Charlotte, North Carolina and Scottsdale, Arizona. It is also developing communities in Nassau County, New York, in northern Delaware, in McKinney, Texas, a northern suburb of Dallas, in Austin, Texas, in several markets on the west coast of and in southeast Florida, in Columbus, Ohio, and in Nashville, Tennessee. The Company has also acquired property in the San Francisco Bay area where it expects to begin offering homes for sale in 1998.

     The Company markets its homes primarily to middle- and upper-income buyers, emphasizing high quality construction and customer satisfaction. As of October 31, 1996, single-family detached homes were being offered at prices, excluding customized options, generally ranging from $160,000 to $645,000, with an average base sales price of $368,000. Attached home prices, excluding customized options, generally ranged from $100,000 to $477,000, with an average base sales price of $218,000. In the five years ended October 31, 1996, the Company delivered 7,860 homes in 177 communities.

     In recognition of the Company's achievements, it has received numerous awards from national, state and local homebuilder publications and associations. In fiscal 1996, the Company was selected "America's Best Builder" by the National Association of Home Builders (the "NAHB") and Builder magazine in recognition of its excellent financial performance, unique custom-production system for building luxury homes in high volume and the excellence of its designs. The Company also received the National Housing Quality Award from the NAHB, which recognized the Company's outstanding commitment to total quality management and continuous improvement. In 1994, the Company was named a first place award winner in the "Build America Beautiful" Awards Program, sponsored by Better Homes and Gardens magazine, the NAHB and Keep America Beautiful, Inc. in recognition of the Company's programs to improve the handling of solid waste on construction sites. In addition, the Company was named "The Builder of the Year" in 1988 by Professional Builder magazine.

     As of July 31, 1997, the Company was offering homes for sale in 113 communities. On July 31, 1997 and 1996, the Company had a backlog of $653,813,000 (1,609 homes) and $554,761,000 (1,482 homes), respectively.
Substantially all homes in backlog at July 31, 1997 are expected to be delivered within the subsequent twelve-month period.

     Co-founded by Robert I. Toll and Bruce E. Toll, the Company commenced its business operations, through predecessor entities, in 1967. Robert I. Toll and Bruce E. Toll continue to be principal shareholders of the Company and to make significant contributions to the Company's operations. The loss of either person's services might have a material adverse effect on the Company's business and operations. The Company has developed, however, a substantial and capable management team of forty-three senior officers, with an average of over eight years of experience with the Company, who are largely responsible for day-to-day operations.

     The Company generally attempts to reduce certain risks homebuilders encounter by controlling land for future development through options whenever possible (which allows the Company to obtain the necessary government approvals before acquiring title to the land), by beginning construction of the homes after an agreement of sale has been executed and by using subcontractors to perform home construction and land development work on a fixed-price basis. However, in order to obtain better terms or prices, or due to competitive pressures, the Company has purchased several properties outright or acquired the underlying mortgage prior to obtaining all of the necessary governmental approvals needed to commence development.

THE COMMUNITIES

     The Company's communities are generally located in suburban areas near major highways with access to major cities. Through 1981, all communities were located in southeastern Pennsylvania. The Company began selling homes in central New Jersey in 1982, in northern Delaware and Massachusetts in 1987, in Maryland in 1988, in Virginia and Connecticut in 1992, in New York in 1993, in California and North Carolina in 1994, in Florida and the northern suburbs of Dallas, Texas in 1995, in Austin, Texas in 1996 and in Columbus, Ohio and Nashville, Tennessee in 1997. In August 1995, the Company acquired certain assets, including two existing communities under development, of Geoffrey H. Edmunds & Associates, a privately owned Scottsdale, Arizona, luxury homebuilder. The Company has also acquired property in the San Francisco Bay area and expects to begin offering homes for sale there in 1998.

     The Company emphasizes its high-quality, detached single-family homes that are marketed primarily to the "upscale" luxury market, generally those persons who have previously owned a principal residence -- the so-called "move-up" market. The Company believes its reputation as a developer of homes for this market enhances its competitive position with respect to the sale of more moderately priced detached homes, as well as attached homes. The Company has also targeted the 50+ year-old empty-nester market as a new potential area of growth by developing and integrating home designs which will appeal to this category of home buyer into its communities along with its other homes.

     Each single-family home community offers several home plans, with the opportunity to select various exterior styles. The communities are designed to fit existing land characteristics, blending winding streets, cul-de-sacs and underground utilities to establish a pleasant environment. The Company strives to create a diversity of architectural styles within an overall planned community. This diversity arises from variations among the models offered and in exterior design options of homes of the same basic floor plan, from the preservation of existing trees and foliage whenever practicable, and from the curving street layout, which allows relatively few homes to be seen from any vantage point. Normally, homes of the same type or color may not be built next to each other. The communities have attractive entrances with distinctive signage and landscaping. The Company believes this avoids a "development" appearance and gives the community a diversified, neighborhood look that enhances home value.

     Attached home communities are generally one to three stories and provide for limited exterior options and often contain commonly-owned recreational acreage with swimming pools and tennis courts. These communities have associations through which homeowners act jointly for their common interest.

     Management believes that the homes built by the Company in its named communities provide homeowners with additional value upon resale.

THE HOMES

     Most of the Company's single-family, detached-home communities offer at least three different home plans, each with several substantially different architectural styles. For example, the same basic floor plan may be selected with a Colonial, Georgian, Federal or Provincial design, and exteriors may be varied further by the use of stone, stucco, brick or siding. Attached home communities generally offer two or three different floor plans with two, three or four bedrooms.

     In all of the Company's communities, certain options are available to the purchaser for an additional charge. The options typically are more numerous and significant in the more expensive homes. Major options include additional garages, additional rooms, finished lofts, and additional fireplaces. As a result of the additional charges for such options, the average sales price of homes was approximately 16% higher than the base sales price during fiscal 1996.

     Contracts for the sale of homes are at fixed prices. The prices at which homes are offered have generally increased from time to time during the sellout period for each community; however, there can be no assurance that sales prices will increase in the future.

     The Company uses some of the same basic home designs in similar communities. However, the Company is continuously developing new designs to replace or augment existing ones to assure that its homes are responsive to current consumer preferences. For new designs, the Company has its own architectural staff and occasionally engages unaffiliated architectural firms.

RESIDENTIAL COMMUNITIES UNDER DEVELOPMENT

     The Company generally constructs model homes at each of its communities. The construction of each single-family detached home usually commences only after an agreement of sale has been executed, while the construction of each attached home building usually commences only after agreements of sale have been executed for a majority of the homes in that building.

     The following table summarizes certain information with respect to residential communities of the Company under development as of July 31, 1997:

                                                                                              HOMES UNDER       HOME
                                                          NUMBER OF      HOMES      HOMES     CONTRACT AND      SITES
STATE                                                    COMMUNITIES    APPROVED    CLOSED     NOT CLOSED     AVAILABLE
-----                                                    -----------    --------    ------    ------------    ---------
Pennsylvania..........................................        32          3,782      1,582          284         1,916
New Jersey:
  North central.......................................         6            660        102           55           503
  Central.............................................        22          1,551        643          270           638
  South central.......................................         6          1,038        395          112           531
Virginia..............................................        11          1,341        373          184           784
Maryland..............................................         4            454        114           61           279
Massachusetts.........................................         9            801        493           63           245
Connecticut...........................................         5            225         92           61            72
New York..............................................        12            638        239           60           339
Delaware..............................................         3            332        317           13             2
Arizona...............................................        16          1,274        248          163           863
California............................................         6            450        115          149           186
North Carolina........................................         5            564        140           60           364
Florida...............................................         8            459         66           36           357
Texas.................................................         8            872         48           38           786
Ohio..................................................         1             40          0            0            40
Tennessee.............................................         1             46          0            0            46
                                                             ---         ------     ------       ------         -----
  Total...............................................       155(1)      14,527      4,967        1,609         7,951(2)
                                                             ===         ======     ======       ======         =====

------------------
(1) Of these 155 communities, 113 had homes being offered for sale, 16 had not yet opened for sales, and 26 had been sold out but not all closings had been completed. Of the 113 communities in which homes were being offered for sale, 105 were single-family detached-home communities containing a total of 88 homes under construction but not under contract (exclusive of model homes) and 8 were attached home communities containing a total of 28 homes under construction but not under contract (exclusive of model homes).

(2) Of the 7,951 available home sites, 691 were not owned, but were controlled through options.

LAND POLICY

     Before entering into a contract to acquire land, the Company completes extensive comparative studies and analyses on detailed Company-designed forms that assist it in evaluating the acquisition. The Company generally attempts to follow a policy of acquiring options to purchase land for future communities. However, in order to obtain better terms or prices, or due to competitive pressures, the Company has at times acquired property outright. In addition, the Company has at times acquired the underlying mortgage on a property and subsequently obtained title to that property.

     The options or purchase agreements are generally on a non-recourse basis, thereby limiting the Company's financial exposure to the amounts invested in property and pre-development costs. The use of options or purchase agreements may somewhat raise the price of land that the Company eventually acquires, but significantly reduces risk. It also allows the Company to obtain necessary development approvals before acquisition of the land, thus enhancing the value of the options and the land eventually acquired. The Company's purchase agreements are typically subject to numerous conditions including, but not limited to, the Company's ability to obtain necessary governmental approvals for the proposed community. Often, the down payment on the agreement will be returned to the Company if all approvals are not obtained, although pre-development costs may not be recoverable. The Company has the ability to extend many of these options for varying periods of time, in some cases by the payment of an additional deposit and in some cases without an additional payment. The Company has the right to cancel any of its land agreements by forfeiture of the Company's downpayment on the agreement. In such instances, the Company generally is not able to recover any pre-development costs.

     During the early 1990's, the number of buyers competing for land in the Company's market area had diminished, while the number of sellers increased, resulting in more advantageous prices for land acquisitions made by the Company. Further, many of the land parcels offered for sale were fully approved, and often improved, subdivisions. Generally, such types of subdivisions previously had not been available for acquisition in the Company's market area. The Company purchased several such subdivisions outright and acquired control of several others through option contracts.

     Due to the improvement in the economy and the improved availability of capital during the past several years, the Company has seen an increase in competition for available land in its market areas. The continuation of the Company's development activities over the long term will be dependent upon its continued ability to locate, enter into contracts to acquire, obtain governmental approvals for, consummate the acquisition of, and improve suitable parcels of land.

     In the Company's view, rolling recessions in the United States result in bottoming markets in some parts of the nation as other markets become strong. While the Company believes that there is significant diversity within its Northeast and Mid-Atlantic markets and that this diversity provides some protection from the vagaries of the individual local economies, it believes that greater geographic diversification will provide additional protection and more opportunities for growth. During the past three years, the Company has expanded into California, North Carolina, Florida, Texas, Arizona, Ohio and Tennessee. The Company continues to explore additional geographic areas for expansion.

     The following is a summary of the parcels of land that the Company either owns or controls through options and loan assets at July 31, 1997 for proposed communities, as distinguished from those currently under development:

                                                                           NUMBER OF     NUMBER OF      NUMBER OF
STATE                                                                     COMMUNITIES      ACRES      HOMES PLANNED
-----                                                                     -----------    ---------    -------------
Pennsylvania...........................................................        13          1,271           1,472
New Jersey: (1)
  North central........................................................         3            366             272
  Central..............................................................        14          1,297           2,577
  South central........................................................         3            520             793
Virginia(2)............................................................        10          1,343           2,323
Massachusetts..........................................................         3            273             264
New York...............................................................         3             84             106
Connecticut............................................................         1             23              19
California.............................................................         7            774             703
Arizona................................................................         3            185             213
Delaware...............................................................         1             93             151
Florida................................................................        12          1,295           1,637
North Carolina.........................................................         5            351             843
Texas..................................................................         2             94             180
Ohio...................................................................         3            270             320
Tennessee..............................................................         1            152             135
                                                                              ---          -----         -------
        Total..........................................................        84          8,391          12,008(3)
                                                                              ===          =====         =======

------------------
(1) New Jersey includes two communities with plans for an aggregate of 170 units which will either be rented or sold at lower than market rentals or prices.
(2) Virginia includes one community which contains plans for 30 "affordable dwelling units" which will be sold at lower than market prices.
(3) Of the 12,008 planned home sites, 7,989 lots were controlled through options and 750 lots were controlled through loan assets secured by liens.

     The aggregate of loan assets, option deposits and development costs for proposed communities was approximately $28,085,000 at July 31, 1997. The aggregate purchase price of land parcels under option at July 31, 1997 was approximately $346,329,000.

     The Company evaluates all of the land under control for proposed communities on an ongoing basis with respect to economic and market feasibility. During the year ended October 31, 1996 and the nine months ended July 31, 1997, such feasibility analyses resulted in approximately $1,001,000 and $83,000, respectively, of capitalized costs related to proposed communities being charged to expense because they were no longer deemed to be recoverable.


     There can be no assurance that the Company will be successful in securing the necessary development approvals for the land currently under its control or for land which the Company may acquire control of in the future or, that upon obtaining such development approvals, the Company will elect to complete its purchases under such options. The Company has generally been successful in the past in obtaining governmental approvals, has substantial land currently under its control for which it is seeking such approvals (as set forth in the table above), and devotes significant resources to locating suitable additional land for development and to obtaining the required approvals on land under its control. Failure to locate sufficient suitable land or to obtain necessary governmental approvals, however, may impair the ability of the Company over the long term to maintain current levels of development activities.


     The Company believes that it has an adequate supply of land in its existing communities and in land held for future development (assuming that all properties are developed) to maintain its operations at its current levels for several years.

     The Company generally has not purchased land for speculation or with the contemplation of selling it for a profit.


COMMUNITY DEVELOPMENT

     The Company expends considerable effort in developing a concept for each community, which includes determination of size, style and price range of the homes, layout of the streets and individual lots, and overall community design. After obtaining the necessary governmental subdivision and other approvals, which can sometimes require several years to obtain, the Company then improves the land by grading and clearing the site, installing roads, underground utility lines and pipes, erecting distinctive entrance structures, and staking out individual home sites.

     Each community is managed by a project manager who is located at the site. Working with construction supervisors, marketing personnel and, when required, other Company and outside professionals such as engineers, architects and legal counsel, the project manager is responsible for supervising and coordinating the various developmental steps from acquisition through the approval stage, marketing, construction and customer service, including monitoring the progress of work and controlling expenditures. Major decisions regarding each community are made by senior members of the Company's management.

     The Company recognizes revenue only upon the closing of the home sale (the point at which title and possession are transferred to the buyer), which generally occurs shortly after construction is substantially completed. The most significant variable affecting the timing of the Company's revenue stream, other than housing demand, is receipt of final regulatory approvals, which, in turn, permits the Company to begin the process of obtaining executed contracts for sales of homes. Receipt of such final approvals is not seasonal. Although the Company's sales and construction activities vary somewhat with the seasons, affecting the timing of closings, any such seasonal effect is relatively insignificant compared to the effect of receipt of final governmental approvals.

     Subcontractors perform all home construction and land development work, generally under fixed-price contracts. The Company acts as a general contractor and purchases some, but not all, of the building supplies it requires. The Company is not, and does not anticipate, experiencing a shortage of either subcontractors or supplies of building materials. The Company's construction superintendents and assistant superintendents coordinate subcontracting activities and supervise all aspects of construction work and quality control. One of the ways the Company seeks to achieve homebuyer satisfaction is by providing its construction superintendents with incentive compensation arrangements based on each homebuyer's responses on pre-closing and post-closing checklists.

     The Company maintains insurance to protect against certain risks associated with its activities. These insurance coverages include, among others, general liability, "all-risk" property, workers' compensation, automobile, and employee fidelity. The Company believes the amounts and extent of such insurance coverages are adequate.

MARKETING

     The Company believes that its marketing strategy, which emphasizes its more expensive "Estate" and "Executive" lines of homes, has enhanced the Company's reputation as a builder-developer of high-quality upscale housing. The Company believes this reputation results in greater demand for all of the Company's lines of homes. The Company generally includes attractive decorative moldings such as chair rails, crown moldings, dentil moldings and other aesthetic features, even in its less expensive homes, on the basis that this additional construction expense is important to its marketing effort.

     In addition to relying on management's extensive experience, the Company determines the prices for its homes through a Company-designed value analysis program that compares a Toll Brothers home with homes offered by other builders in the relevant marketing area. The Company accomplishes this by assigning a positive or negative dollar value to differences in product features, such as amenities, location and marketing.

     The Company expends great effort in creating its model homes, which play an important role in the Company's marketing. In its models, the Company creates an attractive atmosphere, with bread baking in the oven, fires burning in fireplaces, and background music. Interior decorations vary among the models and are carefully selected based upon the lifestyles of the prospective buyers. During the past several years, the Company has received a number of awards from various homebuilder associations for its interior merchandising.

     The sales office located in each community is generally staffed by Company sales personnel, who are compensated with salary and commission. In addition, a significant portion of the Company's sales is derived from the introduction of customers to its communities by local cooperating realtors.

     The Company advertises extensively in newspapers, other local and regional publications and on billboards. The Company also uses videotapes and attractive color brochures to describe each community.

     All Toll Brothers homes are sold under a one-year limited warranty as to workmanship and a two-year limited warranty as to mechanical equipment. Many of the home purchasers are also provided with a limited ten-year warranty as to structural integrity.

CUSTOMER FINANCING


     The Company makes arrangements with a variety of mortgage lenders to provide homebuyers a range of conventional mortgage financing programs. By making available an array of attractive mortgage programs to qualified purchasers, the Company is able to better coordinate and expedite the entire sales transaction by ensuring that mortgage commitments are received and that closings take place in a timely and efficient basis.


     The Company secures the availability of a variety of competitive market rate mortgage products from both national and regional lenders. Such availability is generally obtained at no cost to the Company and is committed for varying lengths of time and amounts.

     The Company also obtains forward commitments for fixed and variable rate mortgage financing which contain various rate protection features. Such commitments generally cost the Company from zero to one-half of one percent of the mortgage funds reserved and typically have terms of 9 to 18 months.

MANUFACTURING/DISTRIBUTION FACILITY

     The Company owns a facility of approximately 200,000 square feet in which it manufactures open wall panels, roof and floor trusses, and certain interior and exterior millwork to supply a portion of the Company's construction needs. This operation also permits the Company to purchase wholesale lumber, plywood, windows, doors, certain other interior and exterior millwork and other building materials to supply its communities. The Company believes that increased efficiency, cost savings and productivity result from the operation of this plant and from such wholesale purchases of material. This plant generally does not sell or supply to any purchasers other than the Company. The property, which is located in Morrisville, Pennsylvania, is adjacent to U.S. Route 1, a major thoroughfare, and is served by rail.

COMPETITION

     The homebuilding business is highly competitive and fragmented. The Company competes with numerous homebuilders of varying size, ranging from local to national in scope, some of which have greater sales and financial resources than the Company. Resales of homes also provide competition. The Company competes primarily on the basis of price, location, design, quality, service and reputation; however, during the past several years, the Company's financial stability, relative to others in its industry (some of which have gone out of business), has become an increasingly favorable competitive factor. The Company also believes that due to the increased availability of capital, competition has increased during the past several years.

REGULATION AND ENVIRONMENTAL MATTERS

     The Company is subject to various local, state and federal statutes, ordinances, rules and regulations concerning zoning, building design, construction and similar matters, including local regulations which impose restrictive zoning and density requirements in order to limit the number of homes that can eventually be built within the boundaries of a particular locality. In addition, the Company is subject to registration and filing requirements in connection with the construction, advertisement and sale of homes in its communities in certain states and localities in which it operates. These laws have not had a material effect on the Company, except to the extent that application of such laws may have caused the Company to conclude that development of a proposed community would not be economically feasible, even if any or all necessary governmental approvals were obtained. The Company may also be subject to periodic delays or may be precluded entirely from developing communities due to building moratoriums in any of the states in which it operates. Generally, such moratoriums relate to insufficient water or sewage facilities or inadequate road capacity.

     In order to secure certain approvals, the Company may have to provide affordable housing at below market rental or sales prices. The impact on the Company will depend on how the various state and local governments in which the Company engages or intends to engage in development implement their programs for affordable housing. To date, these restrictions have not had a material impact on the Company.

     The Company is also subject to a variety of local, state and federal statutes, ordinances, rules and regulations concerning protection of health and the environment ("environmental laws"), as well as the effects of environmental factors. The particular environmental laws which apply to any given community vary greatly according to the community site, the site's environmental conditions and the present and former uses of the site. These environmental laws may result in delays, may cause the Company to incur substantial compliance and other costs, and can prohibit or severely restrict development in certain environmentally sensitive regions or areas.

     The Company maintains a policy of engaging, prior to consummating the purchase of land, independent environmental engineers to formally evaluate such land for the presence of hazardous or toxic materials, wastes or substances. Because it has generally obtained such analyses for the land it has purchased, the Company has not been significantly affected to date by the potential presence of such materials.

                    STATEMENT ON FORWARD-LOOKING INFORMATION

     The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this Prospectus Supplement and included or incorporated by reference in the accompanying Prospectus and other Company filings (collectively, "SEC filings") under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (as well as information communicated orally or in writing between the dates of such SEC filings), contains or may contain information that is forward-looking, related to subject matter such as national and local economic conditions, the effect of governmental regulation on the Company, the competitive environment in which the Company operates, changes in interest rates, home prices, availability and cost of land for future growth, availability of working capital and the availability and cost of labor and materials. Such forward-looking information involves important risks and uncertainties that could significantly affect expected results. These risks and uncertainties are addressed in this Prospectus Supplement, the Prospectus and other SEC filings.

                              DESCRIPTION OF NOTES

GENERAL


     The Notes offered hereby constitute a single series of Debt Securities (as defined in the Prospectus) and will be limited to $100,000,000 aggregate principal amount. The Notes will be issued under an Indenture, among the Issuer, the Company and NBD Bank, a Michigan banking corporation, as Trustee (the "Trustee"), as supplemented by the Authorizing Resolution (as defined in such Indenture) relating to the Notes (collectively, the "Indenture"). The Indenture is more fully described in the Prospectus. The Notes will bear interest from the date of original issuance, at the rate per annum shown on the front cover page of this Prospectus Supplement, payable on March 15 and September 15 of each year, commencing March 15, 1998, to holders of record at the close of business on the March 1 or September 1, as the case may be, immediately preceding such interest payment date. The Notes will be due on September 15, 2007 and will be issued in fully registered book-entry form. See "-- Book-Entry System" below.


     The Notes are subordinated in right of payment to all Senior Indebtedness of Toll pursuant to the provisions described under "Subordination of Notes and Guarantee" below. The Company will unconditionally guarantee on a senior subordinated basis the due and punctual payment of the principal of, premium, if any, and interest on the Notes, when and as the same shall become due and payable, whether at maturity, by declaration of acceleration, call for redemption or otherwise. The Guarantee is subordinated in right of payment to all Senior Indebtedness of the Company pursuant to the provisions described under "Subordination of Notes and Guarantee" below. The Notes and the Guarantee are not by their terms, nor are they otherwise currently, senior to any indebtedness of Toll or the Company, respectively, and have been designated "senior subordinated" primarily because the Notes and the Guarantee rank pari passu in right of payment with Toll's 9 1/2% Senior Subordinated Notes due 2003, 4 3/4% Convertible Senior Subordinated Notes due 2004, 8 3/4% Senior Subordinated Notes due 2006 and the Company's related guarantees.

     The Issuer may pay principal and interest by wire transfer or by check and may mail an interest check to the registered address of each holder of each outstanding Note (each such holder being hereinafter referred to as a "Noteholder" or "Holder" and collectively as the "Noteholders" or "Holders"). Noteholders must surrender Notes to a Paying Agent to collect principal payments.

     Initially, the Trustee will act as Paying Agent and Registrar with respect to the Notes. The Issuer may change any Paying Agent and Registrar without notice. The Trustee is an affiliate of a participant in the Revolving Credit Agreement.

     The terms of the Notes and the Guarantee include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes and the Guarantee are subject to all such terms, and the Holders are referred to the Indenture and the Trust Indenture Act for a statement of them.

REDEMPTION

     Optional Redemption. The Notes may be redeemed at any time on or after September 15, 2002 and prior to maturity at the option of the Issuer, in whole, or in part from time to time, on not less than 30 nor more than 60 days prior notice, mailed by first-class mail to each Holder of record at such Holder's last address as it shall appear upon the registration books of the Registrar, at the following redemption prices (expressed as percentages of the principal amount), in each such case with accrued and unpaid interest thereon to the redemption date, if redeemed during the 12-month period beginning September 15 of the following years:

YEAR                                                                  PERCENTAGE
----                                                                  ----------
2002...............................................................    103.875%
2003...............................................................    102.583%
2004...............................................................    101.292%
2005 and thereafter................................................    100.000%

     Selection for Redemption. If less than all the Notes are to be redeemed, selection of Notes for redemption will be made by the Trustee, if the Notes are listed on a national securities exchange, in accordance with the rules of such exchange, or if the Notes are not so listed, on a pro rata basis or by lot or in such other manner as the Trustee shall deem appropriate and fair in its discretion in denominations of $1,000 and integral multiples thereof.

SUBORDINATION OF NOTES AND GUARANTEE

     The payment of the principal of, premium, if any, and interest on the Notes is subordinated in right of payment, in the manner and to the extent set forth in the Indenture, to the prior payment in full of all senior indebtedness of Toll (herein, "Senior Indebtedness of Toll" and referred to in the Indenture as "Senior Indebtedness of the Company," as further defined below) whether outstanding on the date of the Indenture or thereafter created, incurred, assumed or guaranteed. Upon (i) the maturity of any Senior Indebtedness of Toll by lapse of time, acceleration (unless waived) or otherwise, or (ii) any distribution of the assets of Toll upon any dissolution, winding up, liquidation or reorganization of Toll, the holders of Senior Indebtedness of Toll will be entitled to receive payment in full before the holders of the Notes will be entitled to receive any payments on the Notes. If, in any of the situations referred to in clause (i) or (ii) above, a payment is made to the Trustee or to the Noteholders by Toll before all Senior Indebtedness of Toll has been paid in full or provision has been made for such payment, the payment to the Trustee or the Noteholders must be paid over to the holders of Senior Indebtedness of Toll.

     Senior Indebtedness of Toll (referred to in the Indenture as "Senior Indebtedness of the Company") is defined as (i) the principal of, premium, if any, and interest on any indebtedness, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed or guaranteed by Toll, (a) under the Revolving Credit Agreement, (b) for money borrowed from others (including, for this purpose, all obligations incurred under capitalized leases or purchase money mortgages or under letters of credit or similar commitments), or (c) in connection with the acquisition by it of any other business, property or entity and, in each case, all renewals, extensions and refundings thereof, unless the terms of the instrument creating or evidencing such indebtedness expressly provide that such indebtedness is not superior in right of payment to the payment of the principal of, premium, if any, and interest on the Notes. Senior Indebtedness of Toll shall not include (a) indebtedness or amounts owed for compensation to employees, for goods or materials purchased in the ordinary course of business, or for services, (b) indebtednesss of Toll to the Company or any Subsidiary (as defined in the Indenture) for money borrowed or advances from such entities, (c) Toll's 9 1/2% Senior Subordinated Notes due 2003 (which shall rank pari passu in right of payment with the Notes), (d) Toll's 4 3/4% Convertible Senior Subordinated Notes due 2004 (which shall rank pari passu in right of payment with the Notes), (e) Toll's 8 3/4% Senior Subordinated Notes due 2006 (which shall rank pari passu in right of payment with the Notes) and
(f) the Notes.

     The payment of the principal of, premium, if any, and interest on the Notes pursuant to the Guarantee will be subordinated in right of payment, in the manner and to the extent set forth in the Indenture, to the prior payment in full of all senior indebtedness of the Company (herein, "Senior Indebtedness of the Company" and referred to in the Indenture as "Senior Indebtedness of the Guarantor", as further defined below), whether outstanding on the date of the Indenture or thereafter created, incurred, assumed or guaranteed. Upon (i) the maturity of any Senior Indebtedness of the Company by lapse of time, acceleration (unless waived) or otherwise or (ii) any distribution of the assets of the Company upon any dissolution, winding up, liquidation or reorganization of the Company, the holders of Senior Indebtedness of the Company will be entitled to receive payment in full before the holders of the Notes will be entitled to receive any payments on the Notes pursuant to the Guarantee. If, in any of the situations referred to in clause (i) or (ii) above, a payment is made to the Trustee or to the Noteholders by the Company before all Senior Indebtedness of the Company has been paid in full or provision has been made for such payment, the payment to the Trustee or Noteholders must be paid over to the holders of Senior Indebtedness of the Company.


     Senior Indebtedness of the Company is defined as the principal of, premium, if any, and interest on any indebtedness, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed or guaranteed by the Company,
(a) under the Revolving Credit Agreement, or (b) for money borrowed from others (including, for this purpose, all obligations incurred under capitalized leases or purchase money mortgages or under letters of credit or similar commitments), or (c) in connection with the acquisition by it of any other business, property or entity, and, in each case, all renewals, extensions and refundings thereof, unless the terms of the instrument creating or evidencing such indebtedness expressly provide that such indebtedness is not superior in right of payment to the payment of the Notes pursuant to the Guarantee. Senior Indebtedness of the Company shall not include (a) the Guarantee, (b) indebtedness of the Company to any Subsidiary for money borrowed or advances from such Subsidiary, (c) the Company's guarantee of Toll's 9 1/2% Senior Subordinated Notes due 2003 (which shall rank pari passu in right of payment with the Guarantee), (d) the Company's guarantee of Toll's 4 3/4% Convertible Senior Subordinated Notes due 2004 (which shall rank pari passu in right of payment with the Guarantee) and (e) the Company's guarantee of Toll's 8 3/4% Senior Subordinated Notes due 2006 (which shall rank pari passu in right of payment with the Guarantee).


     The Company's assets consist principally of the stock of the Subsidiaries. Therefore, its rights and the rights of its creditors, including the Holders of the Notes under the Indenture, to participate in the assets of any Subsidiary (other than the Issuer) upon liquidation, recapitalization or otherwise will be subject to the prior claims of the Subsidiary's creditors (including the banks) that have provided and are providing to any of the Subsidiaries a revolving credit facility under the Revolving Credit Agreement pursuant to which the Company and the other Subsidiaries (including the Issuer) have guaranteed or will guarantee the obligations owing to such banks), except to the extent that claims of the Company itself as a creditor of such Subsidiary may be recognized.

     As of July 31, 1997, after giving effect to the issuance of the Notes and the application of the net proceeds therefrom, the amount of outstanding indebtedness of the Company and its Subsidiaries effectively ranking senior in right of payment to the Notes (excluding collateralized mortgage financing) would have been $543,632,000.

CERTAIN COVENANTS

     Maintenance of Consolidated Net Worth. The Indenture provides that if the Consolidated Net Worth of the Company and its Subsidiaries at the end of any two consecutive fiscal quarters is less than $55,000,000, then the Company shall cause the Issuer to offer to repurchase (the "Offer") on the last day of the fiscal quarter next following such second fiscal quarter, or, if such second fiscal quarter ends on the last day of the Company's fiscal year, 120 days following the last day of the second fiscal quarter (the "Purchase Date"), $7,500,000 aggregate principal amount of Notes (or such lesser amount as may be outstanding at the time) at a purchase price equal to their principal amount plus accrued and unpaid interest to the Purchase Date. The Issuer may credit against its obligations to offer to repurchase Notes the principal amount of (i) Notes acquired by the Issuer and surrendered for cancellation otherwise than pursuant to an Offer, and (ii) Notes redeemed or called for redemption, in each case at least 60 days before the Purchase Date. In no event shall the failure to meet the minimum Consolidated Net Worth stated above at the end of any fiscal quarter (a "Consolidated Net Worth shortfall") be counted toward more than one Offer.

     The following example illustrates the maximum number of days between the occurrence of a Consolidated Net Worth shortfall and the required date of repurchase of the Notes if a second consecutive Consolidated Net Worth shortfall were to occur. If the Company's Consolidated Net Worth were to fall below $55,000,000 on the last day of the third fiscal quarter of the Company's fiscal year, Noteholders would not be entitled to have any portion of their Notes repurchased as a result thereof unless the Company's Consolidated Net Worth also were to remain below such amount on the last day of the fourth fiscal quarter of such fiscal year. In such event, the Issuer would then be obligated to repurchase the Notes pursuant to the related Offer on the day that is 120 days after the last day of the fourth fiscal quarter; that is, 212 days after the date on which the first Consolidated Net Worth shortfall occurred.

     Any Offer to acquire Notes as described above will be mailed not less than 30 days nor more than 60 days prior to the Purchase Date to each Noteholder at its last registered address. The Company will comply with Rule 14e-1 promulgated pursuant to the Securities Exchange Act of 1934, as amended, to the extent such regulation is applicable, in connection with any Offer made pursuant to the terms of the Indenture. If an Offer to acquire Notes is oversubscribed, the Issuer shall acquire Notes on a pro rata basis (with such adjustment as may be deemed appropriate by the Company so that only Notes in denominations of $1,000 or integral multiples of $1,000 shall be acquired).

     Pursuant to the terms of the indentures governing the Issuer's 9 1/2% Senior Subordinated Notes due 2003 (the "9 1/2% Notes") and the Issuer's 8 3/4% Senior Subordinated Notes due 2006 (the "8 3/4% Notes"), the Issuer is required to repurchase $7,500,000 aggregate principal amount of each of the 9 1/2% Notes and the 8 3/4% Notes (or such lesser amounts as may be outstanding at the time) if, with respect to the 9 1/2% Notes and the 8 3/4% Notes, the Company's consolidated net worth (as defined in such indentures) at the end of any two consecutive fiscal quarters is less than $55,000,000 (a "Net Worth shortfall").

     There are no legal or contractual limitations on the Issuer's ability to repurchase the Notes pursuant to an Offer or on the Issuer's ability to repay any other outstanding indebtedness, other than as described under "-- Subordination of Notes and Guarantee". However, in the event the Issuer is required to make one or more Offers to acquire the Notes, or one or more offers to acquire the 9 1/2% Notes or the 8 3/4% Notes, or any or all of them, in connection with a Consolidated Net Worth shortfall, or a Net Worth shortfall, as applicable, there can be no assurance that the Issuer will have sufficient funds available to repurchase the Notes, the 9 1/2% Notes or the 8 3/4% Notes.

     The Company's Consolidated Net Worth as of October 31, 1996 and as of July 31, 1997 was $314,677,000 and $359,563,000, respectively.

     Limitation on Additional Indebtedness. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur, issue, assume, guarantee or in any other manner become liable, contingently or otherwise, with respect to any Indebtedness (or, with respect to Restricted Subsidiaries only, any preferred stock)(whether in liquidation or otherwise) other than Excluded Debt, unless, after giving effect thereto, either (A) the Consolidated Fixed Charge Ratio of the Company exceeds 1.5:1 or (B) the ratio of Indebtedness (and, if applicable, Restricted Subsidiary preferred stock) of such Persons (excluding, for purposes of this calculation, purchase money mortgages that are Non-Recourse Indebtedness, obligations incurred under letters of credit, escrow agreements and surety bonds in the ordinary course of business, Indebtedness of the Company's directly or indirectly majority-owned mortgage finance Affiliates and Excluded Debt) to Consolidated Adjusted Net Worth of the Company is less than 4.5:1. Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may incur, issue, assume, guarantee or otherwise become liable with respect to (i) purchase money mortgages that are Non-Recourse Indebtedness, (ii) obligations incurred under letters of credit, escrow agreements and surety bonds in the ordinary course of business, (iii) Indebtedness of the Company's directly or indirectly majority-owned mortgage finance Affiliates and (iv) Indebtedness solely for the purpose of refinancing or repaying any existing Indebtedness or Restricted Subsidiary preferred stock so long as after giving effect to such refinancing or repayment, the sum of total consolidated Indebtedness of the Company and its Restricted Subsidiaries and the aggregate liquidation preference of Restricted Subsidiary preferred stock is not increased (provided that for purposes of this subparagraph (iv), application of the proceeds from the sale of assets of the

Company or its Restricted Subsidiaries in the ordinary course of business to reduce Indebtedness or Restricted Subsidiary preferred stock and the subsequent reborrowing to purchase assets in the ordinary course of business shall be deemed to be a refinancing).

     Currently, the Company and its Subsidiaries can incur significant additional borrowings notwithstanding the limitations set forth above.

     Limitation on Restricted Payments. The Indenture provides that the Company may not declare or pay any dividend or make any distribution or payment on its Capital Stock or to its shareholders, as shareholders (other than dividends or distributions payable in its capital stock), or purchase, redeem or otherwise acquire or retire for value, or permit any Restricted Subsidiary to purchase or otherwise acquire for value, any Capital Stock of the Company (collectively, "Restricted Payments"), or make or permit any Restricted Subsidiary to make (I) any loan, advance, capital contribution or transfer other than for fair market value (as determined by a majority of the disinterested members of the Board of Directors of the Company or the relevant Restricted Subsidiary, which shall be evidenced by a written resolution of such Board of Directors) in or to any Affiliate (which term does not include joint ventures (whether in corporate, partnership or other form) with an unaffiliated party or parties) other than a Restricted Subsidiary of the Company or (II) any Unrestricted Subsidiary Investment (collectively, "Restricted Investments"), if, at the time of such Restricted Payment or Restricted Investment, or after giving effect thereto, (i) a Default or an Event of Default shall have occurred and be continuing; or (ii) the sum of (x) the aggregate amount expended for such Restricted Payments (the amount expended for such purposes, if other than in cash, to be determined by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a resolution of such Board of Directors filed with the Trustee) subsequent to October 31, 1991, and (y) the amount by which the aggregate book value of all property (net of any previous write-downs or reserves in respect of such property) subject to Non-Recourse Indebtedness, as hereinafter defined, which has been accelerated or is in default, is in excess of such Non-Recourse Indebtedness and (z) the aggregate amount of Restricted Investments then outstanding, shall exceed the sum of (a) 50% of the aggregate Consolidated Net Income (or, in case such aggregate Consolidated Net Income shall be a deficit, minus 100% of such deficit) of the Company accrued on a cumulative basis subsequent to October 31, 1991, and (b) the aggregate net proceeds, including the fair market value of property other than cash (as determined by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a resolution of such Board of Directors filed with the Trustee), received by the Company from the issue or sale after October 31, 1991 of Capital Stock of the Company, including Capital Stock of the Company issued upon the conversion of indebtedness of the Company, other than Capital Stock that is redeemable at the option of the holder or is mandatorily redeemable and (c) $20,000,000; or
(iii) the Company would be unable to incur an additional $1.00 of Indebtedness (other than Excluded Debt) pursuant to the covenant described under "-- Limitation on Additional Indebtedness" above; provided, however, that the foregoing shall not prevent (A) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration the making of such payment would have complied with the provisions of this limitation on dividends, or (B) the retirement of any shares of the Company's Capital Stock by exchange for, or out of proceeds of the substantially concurrent sale of, other shares of its Capital Stock (other than Capital Stock that is redeemable at the option of the holder or is mandatorily redeemable), or (C) the payment or advance of cash compensation or any compensation pursuant to or in connection with any employee benefit plan of the Company and the Subsidiaries paid or payable to any Person in his or her capacity as an employee, officer or director, and neither such retirement nor the proceeds of any such sale or exchange nor the payment or advance of any such compensation shall be included in any computation made under clause (ii) above.

     Limitation on Restrictions of Payment of Dividends by Subsidiaries to the Company. The Company will not, and will not permit any Subsidiary to, enter into any agreement or amendment of any existing agreement if such agreement or amendment would restrict the payment of dividends or the making of other distributions on any Subsidiary's capital stock, provided that a Subsidiary may enter into such an agreement or amendment if, immediately prior thereto, either
(i) (A) the Consolidated Net Worth of the Company (excluding the Consolidated Net Worth of such Subsidiary and any other Subsidiaries which have such agreements) is at least $50,000,000 and (B) the Consolidated Net Worth of such Subsidiary and any other Subsidiaries which have such agreements does not account for more than 20% of the Consolidated Net Worth of the Company (including such Subsidiary and any other Subsidiaries which have such agreements) or (ii) the Consolidated Net Worth of the Company (excluding the Consolidated Net Worth of such Subsidiary and any other Subsidiaries which have such agreements) is at least $70,000,000.

     Restricted and Unrestricted Subsidiaries. The Company will not permit any Restricted Subsidiary to be designated as an Unrestricted Subsidiary unless the Company and its Restricted Subsidiaries would thereafter be permitted to (i) incur at least $1.00 of Indebtedness (other than Excluded Debt) pursuant to the covenant described under "-- Limitation on Additional Indebtedness" above and
(ii) make a Restricted Payment or Restricted Investment of at least $1.00 pursuant to the covenant described under "-- Limitation on Restricted Payments" above.

     The Company will not permit any Unrestricted Subsidiary to be designated as a Restricted Subsidiary unless such Subsidiary has outstanding no Indebtedness except such Indebtedness as the Company could permit it to become liable for immediately after becoming a Restricted Subsidiary under the provisions of the covenant described under "-- Limitation on Additional Indebtedness" above.

     The Company will not designate the Issuer an Unrestricted Subsidiary.

SUCCESSOR CORPORATION

     The Indenture provides that each of the Company and the Issuer may not consolidate with, merge into or transfer all or substantially all of its assets to another Person unless (i) such Person is a corporation organized under the laws of the United States or any state thereof or the District of Columbia and assumes all the obligations of the Company or the Issuer under the Indenture and either the Notes issued thereunder, or the Guarantee, as the case may be, (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing, (iii) the Consolidated Net Worth of the obligor of the Notes immediately after such transaction is not less than the Consolidated Net Worth of the Issuer or the Company, as applicable, immediately prior to such transaction and (iv) the surviving corporation would be able to incur at least an additional $1.00 of Indebtedness (other than Excluded Debt) under the covenant described under "-- Limitation on Additional Indebtedness" above.

CERTAIN OTHER PROVISIONS

     See accompanying Prospectus.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Affiliate", as defined in the Indenture, has the meaning provided in Rule 405 promulgated under the Securities Act of 1933, as amended and in effect on the date herein.

     "Consolidated Adjusted Net Worth" of the Company means the Consolidated Net Worth of the Company less the stockholders' equity of each of the Unrestricted Subsidiaries, as determined in accordance with generally accepted accounting principles.

     "Consolidated Fixed Charge Ratio" of the Company means the ratio of (i) the aggregate amount of Consolidated Net Income Available for Fixed Charges of such Person for the four fiscal quarters for which financial information in respect thereof is available immediately prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Ratio (the "Transaction Date") to (ii) the aggregate Consolidated Interest Expense of such Person for the four fiscal quarters for which financial information in respect thereof is available immediately prior to the Transaction Date.

     "Consolidated Income Tax Expense" of the Company means, for any period for which the determination thereof is to be made, the aggregate of the income tax expense of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with generally accepted accounting principles.

     "Consolidated Interest Expense" of the Company means, for any period for which the determination thereof is to be made, the Interest Expense of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with generally accepted accounting principles.

     "Consolidated Net Adjusted Income" of the Company means, for any period for which the determination thereof is to be made taken as one accounting period, the aggregate Consolidated Net Income of the Company and its Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles, adjusted by excluding (to the extent not otherwise excluded in calculating Consolidated Net Income) any net extraordinary gain or any net extraordinary loss, as the case may be, during such period.

     "Consolidated Net Income" for any period means the aggregate of the Net Income of the Company and its consolidated subsidiaries for such period, on a consolidated basis, determined in accordance with generally accepted accounting principles, provided that (i) the Net Income of any person in which the Company or any consolidated Subsidiary has a joint interest with a third party or which is organized outside of the United States shall be included only to the extent of the lesser of (A) the amount of dividends or distributions paid to the Company or a consolidated subsidiary or (B) the Company's direct or indirect proportionate interest in the Net Income of such Person, provided that, so long as the Company or a consolidated subsidiary has an unqualified legal right to require the payment of a dividend or distribution, Net Income shall be determined solely pursuant to clause (B); (ii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, and (iii) the Net Income of any Unrestricted Subsidiary shall be included only to the extent of the amount of dividends or distributions (the fair value of which, if other than in cash, to be determined by the Board of Directors, in good faith) by such Subsidiary to the Company or to any of its consolidated Restricted Subsidiaries.

     "Consolidated Net Income Available for Fixed Charges" means, for any period for which the determination thereof is to be made, the sum of the amounts for such period of (i) Consolidated Net Adjusted Income, (ii) Consolidated Interest Expense (excluding capitalized interest) and (iii) Consolidated Income Tax Expense, all as determined on a consolidated basis for the Company and its Subsidiaries in conformity with generally accepted accounting principles.

     "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person, as determined in accordance with generally accepted accounting principles.

     "Designated Senior Debt of the Company" means any single issue of Indebtedness of the Company constituting Senior Indebtedness of the Company which at the time of determination has an aggregate principal amount outstanding of at least $25,000,000 and is specifically designated in the instrument or instruments creating, governing or evidencing such Senior Indebtedness of the Company as "Designated Senior Debt of Toll Brothers, Inc." (it being understood that the Company's guarantee of the Revolving Credit Agreement shall be considered a single issue of Indebtedness of the Company for purposes of this definition).

     "Designated Senior Debt of the Issuer" means any single issue of Indebtedness of the Issuer constituting Senior Indebtedness of the Issuer which at the time of determination has an aggregate principal amount outstanding of at least $25,000,000 and is specifically designated in the instrument or instruments creating, governing or evidencing such Senior Indebtedness of the Issuer as "Designated Senior Debt of Toll Corp." (it being understood that the Issuer's guarantee of the Revolving Credit Agreement shall be considered a single issue of Indebtedness of the Issuer for purposes of this definition).

     "Excluded Debt" means any Indebtedness of the Company and any Indebtedness or preferred stock of the Issuer, whether outstanding on the date of the Indenture or thereafter created, which is

(i) subordinated in right of payment to the Notes or the Guarantee (upon liquidation or otherwise) and (ii) matures after, and is not redeemable, mandatorily or at the option of the holder thereof prior to the date of maturity of the Notes.

     "Indebtedness," for the purpose of the covenants described under "-- Certain Covenants -- Limitation on Additional Indebtedness" and "-- Restricted and Unrestricted Subsidiaries," and certain definitions, means without duplication (i) any liability of any Person (a) for borrowed money or evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any businesses, properties or assets of any kind (other than a trade payable or current liability arising in the ordinary course of business) to the extent it would appear as a liability upon a balance sheet of such Person prepared on a consolidated basis in accordance with generally accepted accounting principles, or (b) for the payment of money relating to a capitalized lease obligation; (ii) any liability of any Person under any obligation incurred under letters of credit; and (iii) any liability of others described in clause (i) or (ii) with respect to which such Person has made a guarantee or similar arrangement, directly or indirectly (to the extent of such guarantee or arrangement).

     "Interest Expense" of any Person means, for any period for which the determination thereof is to be made, the sum of the aggregate amount of (i) interest in respect of indebtedness (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing), (ii) all but the principal component of rentals in respect of capitalized lease obligations, paid, accrued or scheduled to be paid or accrued by such Person during such period and (iii) capitalized interest, all as determined in accordance with generally accepted accounting principles, minus
(iv) interest expense attributable to such Person's directly or indirectly majority-owned mortgage finance Affiliates.

     "Net Income" of any Person means the net income (loss) of such Person, determined in accordance with generally accepted accounting principles; excluding, however, from the determination of Net Income all gain (to the extent that it exceeds all losses) realized upon the sale or other disposition (including, without limitation, dispositions pursuant to sale leaseback transactions) of any real property or equipment of such Person, which is not sold or otherwise disposed of in the ordinary course of business, or of any capital stock of such Person or its subsidiaries owned by such Person.

     "Non-Recourse Indebtedness" means Indebtedness or other obligations secured by a lien on property to the extent that the liability for such Indebtedness or other obligations is limited to the security of the property without liability on the part of the Company or any Subsidiary (other than the Subsidiary which holds the title to such property) for any deficiency.

     "Restricted Subsidiary" means any Subsidiary that is not an Unrestricted Subsidiary.

     "Unrestricted Subsidiary" means (a) any Subsidiary which, in accordance with the provisions of the Indenture, has been designated in a Board Resolution of the Company as an Unrestricted Subsidiary, in each case unless and until such Subsidiary shall, in accordance with the provisions of the Indenture, be designated by Board Resolution as a Restricted Subsidiary; and (b) any Subsidiary a majority of the voting stock of which shall at the time be owned directly or indirectly by one or more Unrestricted Subsidiaries.

     "Unrestricted Subsidiary Investment" means any loan, advance, capital contribution or transfer (including by way of guarantee or other similar arrangement) in or to any Unrestricted Subsidiary. For the purposes of the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments" above, (i) "Unrestricted Subsidiary Investment" shall include the fair market value of the net assets of any Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary and (ii) any property transferred to an Unrestricted Subsidiary shall be valued at fair market value at the time of such transfer, in each case as determined by the Board of Directors of the Company in good faith. "Unrestricted Subsidiary Investment" does not include the fair market value of the net assets of an Unrestricted Subsidiary that is designated as a Restricted Subsidiary (as determined by the Board of Directors of the Company in good faith), provided that such designation is then permitted pursuant to the terms of the Indenture.

BOOK-ENTRY SYSTEM

     The Notes will be represented by a Global Note that will be deposited with, or on behalf of the "Depositary" and registered in the name of a nominee of the Depositary.

     The Depositary has advised the Issuer and the Underwriter as follows: the Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The Depositary was created to hold securities of its participating organizations ("participants") and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers (including the Underwriter), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depositary only through participants.

     Unless and until it is exchanged in whole or in part for certificated Notes in definitive form, the Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary.

     The Notes represented by the Global Note will not be exchangeable for certificated Notes, provided that if the Depositary is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Issuer within 90 days, the Issuer will issue individual Notes in definitive form in exchange for the Global Note. In addition, the Issuer may at any time and in its sole discretion determine not to have a Global Note and, in such event, will issue individual Notes in definitive form in exchange for the Global Note previously representing all such Notes. In either instance, an owner of a beneficial interest in the Global Note will be entitled to physical delivery of Notes in definitive form equal in principal amount to such beneficial interest and to have such Notes registered in its name. Individual Notes issued in definitive form will be issued in denominations of $1,000 and any larger amount that is an integral multiple of $1,000 and will be issued in registered form only, without coupons.

     Payments of principal of and interest on the Notes will be made by the Issuer through the Trustee to the Depositary or its nominee, as the case may be, as the registered owner of the Global Note. Neither the Issuer nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. The Issuer expects that the Depositary, upon receipt of any payment of principal or interest in respect of the Global Note, will credit the accounts of the related participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in the Global Note as shown on the records of the Depositary. The Issuer also expects that payments by participants to owners of beneficial interests in the Global Note will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

                                  UNDERWRITING


     Subject to the terms and conditions set forth in an Underwriting Agreement Basic Provisions and related Terms Agreement incorporated by reference therein (together, the "Underwriting Agreement"), the Issuer has agreed to sell to Smith Barney Inc. (the "Underwriter"), and the Underwriter has agreed to purchase from the Issuer, the entire principal amount of Notes.


     In the Underwriting Agreement, the Underwriter has agreed, subject to the terms and conditions set forth therein, to purchase all of the Notes offered hereby, if any of the Notes are purchased.


     The Issuer has been advised by the Underwriter that the Underwriter proposes initially to offer the Notes to the public at the public offering price set forth on the front cover page of this Prospectus Supplement, and to certain dealers at such price less a concession not in excess of 0.25% of the principal amount of the Notes. The Underwriter may allow, and such dealers may reallow, a concession not in excess of 0.125% of the principal amount of the Notes to certain other dealers. After the initial public offering of the Notes, the public offering price and such concessions may be changed.


     The Issuer has been advised by the Underwriter that the Underwriter presently intends to make a market in the Notes offered hereby; however, the Underwriter is not obligated to do so. Any market making may be discontinued at any time, and there can be no assurance that an active public market for the Notes will develop.

     The Issuer and the Company each has agreed with the Underwriter that for a period of 90 days from the date of this Prospectus Supplement it will not sell or otherwise dispose of any debt securities to the public without the prior written consent of the Underwriter.

     The Company and the Issuer will indemnify the Underwriter against certain liabilities and expenses, including liabilities under the Securities Act of 1933, as amended, or contribute to payments the Underwriter may be required to make in respect thereof.


     In connection with this offering and in compliance with applicable law and industry practice, the Underwriter may overallot or effect transactions which stabilize, maintain or otherwise affect the market price of the Notes at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids. A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security. Such transactions may be effected in the over-the-counter market, or otherwise. The Underwriter is not required to engage in any of these activities. Any such activities, if commenced, may be discontinued at any time.


                                 LEGAL MATTERS

     Certain matters with respect to the Notes offered hereby, are being passed upon for the Company and the Issuer by Wolf, Block, Schorr and Solis-Cohen LLP, Philadelphia, Pennsylvania. Certain legal matters with respect to the Notes offered hereby are being passed upon for the Underwriter by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York.

PROSPECTUS

                              [TOLL BROTHERS LOGO]

                              TOLL BROTHERS, INC.
                                  COMMON STOCK
                                PREFERRED STOCK
                                   GUARANTEES

                                   TOLL CORP.
                                DEBT SECURITIES

                            ------------------------

    Toll Brothers, Inc. (the "Company") may from time to time offer (i) shares (the "Common Shares") of its Common Stock , $.01 par value per share (the "Common Stock"), (ii) shares (the "Preferred Shares") of its Preferred Stock, $.01 par value per share (the "Preferred Stock"), or (iii) unconditional and irrevocable guarantees ("Guarantees") of debt securities issued by Toll Corp. ("Toll"), a wholly-owned subsidiary of the Company. Toll may offer from time to time debt securities (the "Debt Securities"), consisting of debentures, notes and/or other unsecured evidences of indebtedness in one or more series, guaranteed by the Company. The foregoing securities are collectively referred to as the "Securities." Any Securities may be offered with other Securities or separately (except for Guarantees, which may only be offered with Debt Securities issued by Toll). Securities may be sold for U.S. dollars, foreign currency or currency units, including the European Currency Unit; amounts payable with respect to any Securities may likewise be payable in U.S. dollars, foreign currency or currency units, including the European Currency Unit -- in each case, as the Company (or, in the case of Debt Securities, Toll) specifically designates. The Securities will be offered at an aggregate initial offering price not to exceed U.S. $250,000,000, or the equivalent thereof (based on the applicable exchange rate at the time of sale) if Debt Securities of Toll are issued in principal amounts denominated in one or more foreign currencies or currency units as shall be designated by Toll, at prices and on terms to be determined at the time of sale.

    This Prospectus will be supplemented by one or more Prospectus Supplements, which will set forth with regard to the particular Securities in respect of which this Prospectus is being delivered (i) in the case of Common Shares, the number of Common Shares and the terms of the offering thereof, (ii) in the case of Preferred Shares, the number of Preferred Shares, the terms of the Preferred Shares including, without limitation, conversion rights, if any, and the terms of the offering thereof, and (iii) in the case of Debt Securities, the title, aggregate principal amount, currency or currencies of denomination, initial offering price, maturity, interest rate or rates, if any (which may be either variable or fixed), and/or method of determination thereof, the time of payment of any interest, any terms for redemption, extension or early repayment, any provision for sinking fund payments, rank, any conversion or exchange rights, whether such Debt Securities are issuable in individual registered form with or without coupons, any listing on a securities exchange, the net proceeds to the Company and any other specific terms, including any covenants, relating to such series of Debt Securities. The Prospectus Supplement will also contain information, as applicable, about certain United States Federal income tax considerations relating to the Securities in respect of which this Prospectus is being delivered.

    The Company or Toll may sell the Securities to or through dealers or underwriters, and also may sell the Securities directly to other purchasers or through agents. See "Plan of Distribution." If an agent of the Company or Toll or a dealer or an underwriter is involved in the sale of the Securities in respect of which this Prospectus is being delivered, the agent's commission or dealer's purchase price or underwriter's discount will be set forth in, or may be calculated from, the Prospectus Supplement. Any underwriters, dealers or agents participating in the offering of Securities may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. See "Plan of Distribution" for possible indemnification arrangements for any agents, dealers or underwriters.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
         ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.

    THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                            ------------------------

                The date of this Prospectus is January 6, 1994.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission, Room 1024, 450 Fifth Street, N.W., Washington, DC 20549, and at the following Regional Offices of the
Commission: New York Regional Office, 75 Park Place, 14th Floor, New York, New York, 10007; and Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates. In addition, reports, proxy statements and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104.

     The Company and Toll have filed a Registration Statement (herein, together with all amendments thereto, called the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with the Commission, with respect to the Securities covered by this Prospectus. Toll does not expect that it will be required to file reports with the Commission pursuant to Section 15(d) of the Exchange Act. In this regard, Toll will not make available annual reports to security holders. For further information with respect to Toll and the Company and the Securities offered hereby, reference is hereby made to the Registration Statement and exhibits thereto. Statements contained in this Prospectus concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of all or any part of the Registration Statement, including exhibits thereto, may be obtained, upon payment of the prescribed fees, at the offices of the Commission as set forth above.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The Company hereby incorporates by reference the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1993 and the description of the Company's Common Stock contained in its Registration Statement on Form 8-A dated June 19, 1986. All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus from the date of filing such documents. Any statement in a document incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein (or in any other subsequently filed document which is also incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded.

     The Company will provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). All such requests should be addressed to: Joseph R. Sicree, Director of Investor Relations, Toll Brothers, Inc., 3103 Philmont Avenue, Huntingdon Valley, PA 19006, (215) 938-8000.

                                  THE COMPANY

     The Company designs, builds, markets and arranges financing for single-family detached and attached homes in middle and high income residential communities primarily located on land that the Company has developed. The Company operates predominantly in major suburban residential areas in southeastern Pennsylvania, central New Jersey, the Virginia and Maryland suburbs of Washington, D.C., northern Delaware and the Boston, Massachusetts metropolitan area. The Company markets its homes primarily to upper-income buyers, emphasizing high quality construction and customer satisfaction.

     Co-founded by Robert I. Toll and Bruce E. Toll, the Company commenced its business operations, through predecessor entities, in 1967. The Company is a Delaware corporation that was formed in May 1986. Its principal executive offices are located at 3103 Philmont Avenue, Huntingdon Valley, Pennsylvania 19006, and its telephone number is (215) 938-8000.

     Toll Corp. ("Toll"), an indirect, wholly-owned subsidiary of the Company, was incorporated in Delaware on July 14, 1987. Other than the financing of other subsidiaries of the Company by lending the proceeds of the offering of the Debt Securities and similar activities related to previous offerings of debt securities, Toll has no independent operations and generates no operating revenues. There is no present intention to have Toll engage in other activities. Toll's principal executive offices are located at 3103 Philmont Avenue, Huntingdon Valley, Pennsylvania 19006, and its telephone number is (215) 938-8000.

                              THE HOUSING INDUSTRY

     Residential real estate developers, including the Company, are subject to various risks, both on the national and regional levels, such as economic recession, oversupply of homes, changes in governmental regulation, effects of environmental factors, increases in real estate taxes and costs of materials and labor, and the unavailability of construction funds or mortgage loans at rates acceptable to builders and home buyers. The Company's business and earnings are substantially dependent on its ability to obtain financing on acceptable terms for its development activities. Increases in interest rates could reduce the funds available to the Company for its future operations and would increase the Company's expenses. In addition, increases in interest rates may have an adverse effect upon the Company's sales and could affect the availability of home financing to present and potential customers of the Company.

     The housing industry has in the last several years become subject to increased environmental, building, zoning and sales regulation by various federal, state and local authorities. This regulation affects construction activities as well as sales activities and other dealings with consumers. For its development activities, the Company must obtain the approval of numerous governmental authorities, and changes in local circumstances or applicable law may necessitate the application for additional approvals or the modification of existing approvals. Expansion of regulation has increased the time required to obtain the necessary approvals to begin construction and has prolonged the time between the initial acquisition of land or land options and the commencement and completion of construction.

                                USE OF PROCEEDS

     Except as otherwise set forth in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Securities for general corporate purposes including acquisition of residential development properties.

     The specific use of proceeds of any series of Securities issued hereunder will be more particularly set forth in the applicable Prospectus Supplement.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the Company's historical ratio of earnings to fixed charges for the five years ended October 31, 1993:

                                                                                     YEAR ENDED OCTOBER 31,
                                                                              ------------------------------------
                                                                              1989    1990    1991    1992    1993
                                                                              ----    ----    ----    ----    ----
Ratio, including collateralized mortgage financing(1)......................   1.36    1.28    1.20    2.63    2.72
Ratio, excluding collateralized mortgage financing(1)(2)...................   1.47    1.36    1.27    2.97    2.85

------------------
(1) For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes, extraordinary gain (loss) and change in accounting plus interest expense and fixed charges except interest incurred. Fixed charges consist of interest incurred (whether expensed or capitalized), the portion of rent expense that is representative of the interest factor, and amortization of debt discount and issuance costs.
(2) The Company believes that an additional useful computation of the ratio of earnings to fixed charges would exclude interest expense attributable to the Company's consolidated mortgage financing partnerships.

                 DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

     Debt Securities may be issued from time to time in one or more Series (as hereinafter defined) by Toll. All Series of Debt Securities will be offered together with unconditional Guarantees issued by the Company. The particular terms of each series of Debt Securities, and the particular terms of the Guarantees offered in connection therewith, will be set forth in the Indenture (as hereinafter defined) and the Authorizing Resolution (as hereinafter defined) relating to such Series of Debt Securities and will be described in the applicable Prospectus Supplement.

     The Debt Securities will be issued pursuant to a resolution adopted by the Board of Directors (or an Officer or committee of Officers authorized by the Board of Directors) of both Toll and the Company (the "Authorizing Resolution") under an indenture (the "Indenture") to be entered into by the Company, Toll and one or more Trustees prior to the issuance of such Debt Securities. Information regarding the Trustee or Trustees with respect to any Series of Debt Securities issued under the Indenture will be included in the related Prospectus Supplement.

     The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definitions therein of certain capitalized terms used in this Prospectus. Wherever particular Sections, Articles or defined terms of the Indenture are referred to herein or in a Prospectus Supplement, such Sections, Articles or defined terms are incorporated herein or therein by reference. The following sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered, will be described in the Prospectus Supplement relating to such Debt Securities. To the extent reference is made herein or in a Prospectus Supplement to the terms of any Debt Securities, such descriptions do not purport to be complete and are subject to and are qualified in their entirety by reference to, the Indenture and the applicable Authorizing Resolution.

GENERAL

     The Debt Securities will represent general unsecured obligations of Toll. The Company will unconditionally guarantee (the "Guarantee") the due and punctual payment of the principal of, premium, if any, and interest, if any, on the Debt Securities, when and as the same shall become due and payable, whether at maturity, by declaration of acceleration, call for redemption or otherwise. See "-- Guarantee of Debt Securities". The Indenture does not limit the aggregate principal amount of

Debt Securities which may be issued thereunder and provides that Debt Securities may be issued from time to time in one or more Series.

     Because Toll has no independent operations and generates no operating revenues, funds required to pay the principal and interest on the Debt Securities will be derived from the Company and its other Subsidiaries (as defined in the Indenture). There are no legal or contractual restrictions on the Company's or such other Subsidiaries' ability to provide such funds.

     Unless otherwise provided in the applicable Authorizing Resolution and Prospectus Supplement, the payment of principal, premium, if any, and interest on the Debt Securities will be subordinated in right of payment, in the manner and to the extent set forth in the Indenture, to the prior payment in full of all senior indebtedness of Toll (referred to in the Indenture as "Senior Indebtedness of the Company", as further defined in the applicable Authorizing Resolution and Prospectus Supplement), whether outstanding on the date of the Indenture or thereafter created, incurred, assumed or guaranteed.

     Reference is made to the applicable Authorizing Resolution and Prospectus Supplement relating to the particular series (a "Series") of Debt Securities offered thereby for the following terms: (1) the title of the Series; (2) the aggregate principal amount of the Series; (3) the interest rate or method of calculation of the interest rate; (4) the date from which interest will accrue;
(5) the Record Dates for interest payable on Debt Securities of the Series; (6) the dates when, places where and manner in which principal and interest are payable; (7) the Registrar and Paying Agent; (8) the terms of any mandatory or optional redemption by Toll; (9) the terms of any redemption at the option of holders of Debt Securities; (10) the denominations in which the Debt Securities are issuable; (11) whether the Debt Securities will be issued in registered or bearer form and the terms of any such forms of Debt Securities; (12) whether any Debt Securities will be represented by a Global Security (as hereinafter defined) and the terms of any Global Security (see "-- Book-Entry Debt Securities"); (13) the currencies (including any composite currency) in which principal or interest or both may be paid; (14) if payments of principal or interest may be made in a currency other than that in which the Debt Securities are denominated and the manner for determining such payments; (15) provisions for electronic issuance of Debt Securities or issuance of Debt Securities in uncertificated form; (16) any Events of Default or covenants in addition to or in lieu of those set forth in the Indenture; (17) whether and upon what terms Debt Securities may be defeased; (18) the form of the Debt Securities and the Guarantees; (19) whether the Debt Securities of a Series will be convertible into or exchangeable for Common Stock and the terms thereof (including without limitation the conversion price, the conversion period and any other provision in addition to or in lieu of those set forth in the Indenture); (20) whether the Debt Securities and Guarantees of a Series shall be subordinated to any obligations of Toll or the Company, and the obligations to which such subordination will apply; (21) any terms that may be required by or advisable under applicable law; and (22) any other terms of a Series of Debt Securities not inconsistent with the Indenture.

     In the event that any Debt Securities are to be issued at a discount, the terms of such Debt Securities, certain special federal income tax and other considerations applicable thereto will be described in the related Prospectus Supplement.

GUARANTEE OF DEBT SECURITIES

     The Company will unconditionally guarantee (the "Guarantee") the due and punctual payment of the principal of, premium, if any, and interest, if any, on the Debt Securities, when and as the same shall become due and payable, whether at maturity, by declaration of acceleration, call for redemption or otherwise.

     Unless otherwise provided in the applicable Authorizing Resolution and described in the related Prospectus Supplement, the payment of principal, premium, if any, and interest on the Debt Securities pursuant to the Guarantee will be subordinated in right of payment, in the manner and to the extent set forth in the Indenture, to the prior payment in full of all senior indebtedness of the Company (referred to in the Indenture as "Senior Indebtedness of the Guarantor", as further defined in the applicable

Authorizing Resolution and Prospectus (Supplement), whether outstanding on the date of the Indenture or thereafter created, incurred, assumed or guaranteed. Upon (i) the maturity of any senior indebtedness of the Company by lapse of time, acceleration (unless waived) or otherwise or (ii) any distribution of the assets of the Company upon any dissolution, winding up, liquidation or reorganization of the Company, the holders of senior indebtedness of the Company will be entitled to receive payment in full before the holders of any outstanding Debt Securities will be entitled to receive any payments on such Debt Securities pursuant to the Guarantee. If, in any of the situations referred to in clause (i) or (ii) above, a payment is made to the Trustee or to holders of the Debt Securities by the Company before all senior indebtedness of the Company has been paid in full or provision has been made for such payment, the payment to the Trustee or holders must be paid over to the holders of senior indebtedness of the Company.

     The Company's assets consist principally of the stock of its Subsidiaries. Therefore, its rights and the rights of its creditors, including the holders of the Debt Securities under the Indenture, to participate in the assets of any Subsidiary (other than Toll) upon liquidation, recapitalization or otherwise will be subject to the prior claims of the Subsidiary's creditors (including the banks) that have provided and are providing to one of the Subsidiaries a revolving credit facility under an agreement (the "Revolving Credit Agreement") pursuant to which the Company and the other Subsidiaries (including Toll) have guaranteed or will guarantee the obligations owing to such banks under the Revolving Credit Agreement, except to the extent that claims of the Company itself as a creditor of the Subsidiary may be recognized.

CONVERSION OF DEBT SECURITIES

     If so indicated in the applicable Authorizing Resolution and Prospectus Supplement with respect to a particular Series of Debt Securities, such Series will be convertible into Common Stock of the Company or other securities (including rights to receive payments in cash or securities based on the value, rate or price of one or more specified commodities, currencies, currency units or indices) on the terms and conditions set forth therein.

     Unless otherwise provided in the applicable Authorizing Resolution and described in the related Prospectus Supplement, holders of Debt Securities of any Series that are convertible will be entitled to convert the principal amount or a portion of such principal amount which is an integral multiple of $1,000 at any time prior to the date specified in the Debt Securities of such Series (subject, if applicable, to prior redemption at the option of Toll) into Common Shares at the conversion price set forth in the applicable Authorizing Resolution and Prospectus Supplement, subject to adjustment as described below. In the case of any Debt Security or portion thereof called for redemption, conversion rights expire at the close of business on the day which is two business days immediately preceding the redemption date. (Section 10.02)

     The Company will not be required to issue fractional shares of Common Stock upon conversion but will pay a cash adjustment in lieu thereof. (Section 10.04) Except as otherwise provided in the Indenture, interest accrued shall not be paid on Debt Securities that are converted. (Section 10.03)

     The conversion price is subject to adjustment in certain events, including
(i) the subdivision, combination or reclassification of the outstanding Common Stock of the Company, (ii) the issuance of Common Stock as a dividend or distribution on Common Stock, (iii) the issuance of rights or warrants (expiring within 45 days after the record date for such issuance) to all holders of Common Stock entitling them to acquire shares of Common Stock (or securities convertible into or exchangeable for Common Stock) at less than the then Current Market Price (as defined in the Indenture) of the Common Stock, or (iv) the distribution to all holders of Common Stock of shares of any class other than Common Stock, or evidences of the Company's indebtedness or assets (excluding certain cash dividends and certain other dividends or distributions payable in stock or rights or warrants to subscribe to securities of the Company). There will be no upward adjustment in the conversion price except in the event of a reverse stock split. The Company is not required to make any adjustment in the conversion price of less than 1%, but the same will be carried forward and taken into account in the computation of any subsequent adjustment. (Section 10.05)

     Conversion price adjustments or omissions in making such adjustments may, under certain circumstances, be deemed to be distributions that could be taxable as dividends under the Internal Revenue Code to holders of Debt Securities or to holders of Common Stock.

     In case of any reclassification (excluding those referred to above), merger, consolidation or sale of substantially all the assets of the Company as an entirety, the holder of each outstanding Debt Security shall have the right to convert such Debt Security only into the kind and amount of shares of stock and other securities and property (including cash) receivable by a holder of the number of shares of Common Stock into which such Debt Securities might have been converted immediately prior to the effective date of the transaction. (Section 10.10)

FORM, EXCHANGE, REGISTRATION, CONVERSION, TRANSFER AND PAYMENT

     Unless otherwise indicated in the applicable Authorizing Resolution and Prospectus Supplement, each Series of Debt Securities will be issued in registered form only, without coupons. Unless otherwise indicated in the applicable Authorizing Resolution and Prospectus Supplement, payment of principal, premium, if any, and interest, if any, on the Debt Securities will be payable, and the exchange, conversion and transfer of Debt Securities will be registerable, at the office or agency of Toll maintained for such purposes and at any other office or agency maintained for such purposes. (Section 2.03) Subject to certain exceptions set forth in the Indenture, Toll may charge a reasonable fee for any registration of transfer or exchange of the Debt Securities (including payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith). (Section 2.06)

     All monies paid by Toll to the Trustee and Paying Agent for the payment of principal of, premium, if any, or interest on any Debt Security which remain unclaimed for two years after such principal, premium or interest has become due and payable may be repaid to Toll and thereafter the holder of such Debt Security may look only to Toll or, if applicable, the Company, for payment thereof. (Section 11.03)

BOOK-ENTRY DEBT SECURITIES

     Unless otherwise indicated in the applicable Authorizing Resolution and Prospectus Supplement, the Debt Securities of a Series may be issued in whole or in part in the form of one or more global Debt Securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary (the "Depositary") or its nominee identified in the applicable Authorizing Resolution and Prospectus Supplement relating to such Series. In such a case, one or more Global Securities will be issued in a denomination or aggregate denomination equal to the portion of the aggregate principal amount of Debt Securities of the Series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in registered form, a Global Security may not be transferred or exchanged except as a whole by the Depositary for such Global Security to a nominee of such Depositary or to a successor Depositary. (Section 2.12)

     The specific terms of the depositary arrangement with respect to a Series of Debt Securities to be represented by a Global Security will be described in the applicable Prospectus Supplement relating to such Series.

EVENTS OF DEFAULT AND NOTICE THEREOF

     The term "Event of Default" when used in the Indenture means any one of the following: failure by the Company or Toll to pay (whether or not prohibited by any subordination provisions) interest for 30 days or principal or premium, if any, when due on the Debt Securities; failure by the Company or Toll to perform any other covenant under the Indenture for 60 days after receipt of notice by the Trustee or the holders of at least 25% in principal of the Debt Securities of the Series affected; default in the payment of indebtedness of the Company or Toll or any Subsidiary under the terms of the instrument evidencing or securing such indebtedness permitting the holder thereof to accelerate the payment of in excess of an aggregate of $2,000,000 in principal amount of such indebtedness (after the lapse of applicable grace periods) or, in the case of non-payment defaults, acceleration of any such indebtedness if such acceleration is not rescinded or annulled within ten days after such acceleration, provided that, subject to certain limitations as set forth in the Indenture, the term "indebtedness" shall not include an acceleration of or default on certain Non-Recourse Indebtedness (as hereinafter defined); entry of a final judgment for the payment of money in an amount in excess of $2,000,000 against Toll, the Company or any Subsidiary which remains undischarged, or unstayed for a period of 60 days after the date on which the right to appeal has expired, provided the term "final judgment" at such time as Toll's 10 1/2% Senior Subordinated Notes due 2002 (and any related guarantee) is no longer outstanding, shall not include a Non-Recourse Judgment (as hereinafter defined) unless the book value of all property (net of any previous write-downs or reserves in respect of such property) subject to the Non-Recourse Judgment exceeds the amount of such Non-Recourse Judgment by more than $5,000,000; certain events of bankruptcy, insolvency or reorganization with respect to the Company or Toll; or the Guarantee ceasing (other than pursuant to its terms) to be in full force and effect. (Section 8.01)

     "Non-Recourse Indebtedness" is defined in the Indenture as indebtedness or other obligations secured by a lien on property to the extent that the liability for such indebtedness or other obligations is limited to the security of the property without liability on the part of the Company or any Subsidiary (other than the Subsidiary which holds title to such property) for any deficiency.

     "Non-Recourse Judgment" is defined in the Indenture as a judgment in respect of indebtedness or other obligations secured by a lien on property to the extent that the liability for (i) such indebtedness or other obligations and
(ii) such judgment is limited to such property without liability on the part of the Company or any Subsidiary (other than the Subsidiary which holds title to such property) for any deficiency.

     The Indenture provides that if a default on a Series of Debt Securities occurs and is continuing and is known to the Trustee for such Series, the Trustee will, within 90 days after the occurrence of such Default, mail to the Holders of Debt Securities issued thereunder notice of the Default (the term "Default" to include the events specified above without grace or notice); provided that, except in the case of Default in the payment of principal of, or premium, if any, or interest on any of the Debt Securities, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the Holders of such Debt Securities. (Section 9.05)

     If an Event of Default with respect to Debt Securities of any Series at the time outstanding (other than an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization with respect to the Company or Toll) occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of that Series may by notice to Toll (the "Acceleration Notice") declare the principal amount of and accrued and unpaid interest on all the Debt Securities of that Series to be due and payable if, with respect to Debt Securities of such Series: (i)(a) no designated senior debt of the Company or Toll (referred to in the Indenture as "Designated Senior Debt of the Guarantor" and "Designated Senior Debt of the Company", respectively, as each such term is further defined in the applicable Authorizing Resolution and Prospectus Supplement) is outstanding or (b) if the Debt Securities of such Series are not subordinated to other indebtedness of Toll, immediately; or (ii) if Designated Senior Debt of the Company or Toll is outstanding and the Debt Securities of such Series are subordinated to other indebtedness of Toll, upon the earlier of (A) ten days after such Acceleration Notice is received by Toll or (B) the acceleration of any Senior Indebtedness of the Guarantor or Toll. If an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization with respect to the Company or Toll occurs with respect to a Series of Debt Securities, the unpaid principal amount of and accrued and unpaid interest on the Debt Securities of such Series shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of Debt Securities. At any time after a declaration of acceleration with respect to Debt Securities of any Series has been made, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in aggregate principal amount of outstanding Debt Securities of that Series may rescind such acceleration, provided that, among other things, all Events of Default with respect to such Series, other than payment defaults caused by such acceleration, have been cured or waived as provided in the Indenture. (Section 8.02)

     Defaults with respect to a Series of Debt Securities (except a default in payment of principal of, or premium, if any, or interest on the Debt Securities, as the case may be) may be waived on behalf of all holders by the holders of a majority in outstanding principal amount of the Debt Securities of that Series issued under the Indenture, upon the terms and subject to the conditions provided in the Indenture. (Section 8.04)

     The Indenture includes a covenant that the Company will file annually with the Trustee a signed statement regarding compliance by the Company and Toll with the terms thereof and specifying any default of which the signers have knowledge. (Section 4.03)

ADDITIONAL PROVISIONS

     The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to perform any duty or to exercise any of its rights or powers under the Indenture, unless the Trustee shall have received indemnity satisfactory to it against any loss, liability or expense. (Section 9.01). Subject to such provisions for the indemnification of the Trustee and certain other conditions, the holders of a majority in aggregate principal amount of the outstanding Debt Securities of any Series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that Series. (Section 8.05)

     No holder of any Debt Security of any Series will have any right to pursue any remedy with respect to the Indenture or the Debt Securities of that Series, unless: (i) such holder shall have previously given to the Trustee written notice of a continuing Event of Default; (ii) the holders of not less than 25% in aggregate principal amount of the outstanding Debt Securities of such Series make a written request to the Trustee to pursue the remedy; (iii) such holders shall have offered the Trustee indemnity satisfactory to it against any loss, liability or expense; (iv) the Trustee shall have failed to comply with such holders' request within 60 days after receipt of such written request and offer of indemnity; and (v) the Trustee shall not have received from the holders of a majority in principal amount of the outstanding Debt Securities of that Series a direction inconsistent with such request. (Section 8.06) However, the holder of any Debt Security will have an absolute right to receive payment of the principal of and interest on such Debt Security on or after the respective due dates expressed in such Debt Security and to bring suit for the enforcement of any such payment. (Section 8.07).

MERGER OR CONSOLIDATION

     Neither the Company nor Toll shall consolidate with or merge into, or transfer all or substantially all of its assets to, any other Person unless (i) such other Person is a corporation organized and existing under the laws of the United States or a state thereof or the District of Columbia and expressly assumes by supplemental indenture all the obligations of the Company or Toll under the Indenture and either the Guarantee or the Debt Securities, as the case may be; (ii) immediately after giving effect to such transaction no Default or Event of Default (as defined in the Indenture) shall have occurred and be continuing, and (iii) the Consolidated Net Worth of the surviving corporation is equal to or greater than the Consolidated Net Worth of the Company or Toll, as the case may be. Thereafter, all such obligations of a predecessor corporation shall terminate. (Section 5.01)

MODIFICATION OF THE INDENTURE

     The obligations of the Company and Toll and the rights of the holders of the Debt Securities may be modified under the Indenture with the consent of the holders of a majority in outstanding principal amount of any Series of Debt Securities affected by such modification; provided that no extension of the maturity of any Debt Securities, no reduction in the rate or extension of time of payment of interest thereon, no reduction of the principal amount thereof or premium thereon, no change in the redemption provisions, no change that adversely affects the right to convert or the conversion price for any Series of Debt Securities, no reduction of the percentage required for any such modification, no waiver of a default in the payment of the principal premium, if any, or interest on any Series of Debt Securities, no modification of the subordination or guarantee provisions in a manner adverse to holders of any Series of Debt Securities, no change in the medium of payment other than stated in the Debt Securities and no change in the provisions regarding amendments to the Indenture or waiver of Defaults or Events of Default will be effective against any holders of any Series of Debt Securities without such holder's consent. (Section 12.02)

GOVERNING LAW

     The Indenture, the Debt Securities and the Guarantee shall be governed by the laws of the State of New York. (Section 13.09)

SATISFACTION AND DISCHARGE OF INDENTURE

     Unless otherwise provided in the applicable Authorizing Resolution and Prospectus Supplement, the Indenture will be discharged upon payment of all the Series of Debt Securities issued thereunder or upon deposit with the Trustee, within one year of the date of maturity or redemption of all of the Series of Debt Securities issued thereunder, of funds sufficient for such payment or redemption.

REPORTS TO HOLDERS OF DEBT SECURITIES

     The Company and Toll will file with the Trustee copies of its annual reports and other information, documents and reports as filed with the Securities and Exchange Commission. So long as the Company's obligations to file such reports or information with the Commission are suspended or terminated, the Company will file with the Trustee audited annual financial statements prepared in accordance with generally accepted accounting principles and unaudited condensed quarterly financial statements. Such financial statements shall be accompanied by management's discussion and analysis of the results of operations and financial condition of the Company for the period reported upon in substantially the form required under the rules and regulations of the Commission currently in effect.

                          DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of 40,000,000 shares of Common Stock, $.01 par value per share, and 1,000,000 shares of Preferred Stock, $.01 par value per share; however, subject to the limitations and procedures described below, the Company's shareholders have authorized increases up to 60,000,000 shares of Common Stock and 15,000,000 shares of Preferred Stock. In March 1993, to reduce applicable state taxes on authorized shares of capital stock, the Company's shareholders approved a series of amendments to the Company's Certificate of Incorporation pursuant to which: (i) the authorized Common Stock was reduced from 60,000,000 shares to 40,000,000 shares and the authorized Preferred Stock was reduced from 15,000,000 shares to 1,000,000 shares; and (ii) the authorized Common Stock and Preferred Stock could subsequently be increased in five intermediate steps, over a five year period ending March 11, 1998 up to the original levels, upon the filing of the appropriate amendments by the Company's Board of Directors. If all such amendments are filed before March 11, 1998, the Company's authorized Common Stock and Preferred Stock will be restored to 60,000,000 shares and 15,000,000 shares, respectively.

COMMON STOCK

     Subject to the rights and preferences of any holders of Preferred Stock (no shares of which currently are outstanding), the holders of the Company's Common Stock are entitled to one vote per share, to receive such dividends as legally may be declared by the Board of Directors and to receive pro rata the net assets of the Company upon liquidation. There are no cumulative voting, preemptive, conversion or redemption rights applicable to the Common Stock. Persons casting a majority of the votes in the election of directors will be entitled to elect all of the directors.

     The Common Stock is listed on the New York Stock Exchange and the Pacific Stock Exchange. The registrar and transfer agent for the Common Stock is Mellon Securities Trust Company.

PREFERRED STOCK

     As of the date of the Prospectus there are no outstanding shares of Preferred Stock and there are no current plans to issue any such shares. The Preferred Stock may be issued by resolutions of the Company's Board of Directors from time to time without any action of the shareholders. Such resolutions may authorize issuances in one or more classes or series, and may fix and determine dividend and liquidation preferences, voting rights, conversion privileges, redemption terms, and other privileges and rights of the shareholders of each class or series so authorized. Such action could adversely affect the voting power of the holders of Common Stock. The Preferred Stock could have the effect of acting as an anti-takeover device to prevent a change in control of the Company.

CLASSIFIED BOARD OF DIRECTORS AND RESTRICTIONS ON REMOVAL

     Under the Company's Certificate of Incorporation, as amended, the Company's Board of Directors is divided into three classes of directors serving staggered terms of three years each. Each class is to be as nearly equal in number as possible, with one class being elected each year. The Certificate of Incorporation also provides that directors may be removed from office only for cause and only with the affirmative vote of 66 2/3% of the voting power of the voting stock; that any vacancy on the Board of Directors or any newly created directorship shall be filled by the remaining Directors then in office, though less than a quorum; that advance notice of shareholder nominations for the elections of Directors shall be given in the manner provided by the By-Laws of the Company. The required 66 2/3% shareholder vote necessary to alter, amend or repeal these provisions of the Certificate of Incorporation, the related amendments to the By-Laws and all other provisions of the By-Laws, or to adopt any provisions relating to the classification of the Board of Directors and the other matters described above may make it more difficult to change the composition of the Company's Board of Directors and may discourage or make difficult any attempt by a person or group to obtain control of the Company.

                              PLAN OF DISTRIBUTION

     The Company may sell the Common Shares and Preferred Shares offered hereby:
(i) directly to purchasers; (ii) through agents; (iii) through underwriters;
(iv) through dealers; or (v) through a combination of any such methods of sale. Toll may sell the Debt Securities, together with Guarantees issued by the Company, being offered hereby: (i) directly to purchasers; (ii) through agents;
(iii) through underwriters; (iv) through dealers; or (v) through a combination of any such methods of sale.

     The distribution of Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     Each Prospectus Supplement will set forth the terms of the offering of the particular issuance of Securities to which such Prospectus Supplement relates, including (i) the name or names of any underwriters or agents with whom the Company or Toll has entered into arrangements with respect to the sale of such Securities, (ii) the initial public offering or purchase price of such Securities, (iii) any underwriting discounts, commissions and other items constituting underwriters' compensation from the Company or Toll and any other discounts, concessions or commissions allowed or reallowed or paid by any underwriters to other dealers, (iv) any commissions paid to any agents, (v) the net proceeds to the Company or Toll, and (vi) the securities exchanges, if any, on which such Securities will be listed.

     In connection with the sale of Securities, underwriters or agents may receive compensation from the Company or Toll or from purchasers of Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company or Toll and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company or Toll will be described, in the applicable Prospectus Supplement.

     Under agreements which may be entered into by the Company or Toll, underwriters and agents who participate in the distribution of Securities may be entitled to indemnification by the Company or Toll against certain liabilities, including liabilities under the Securities Act.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company or Toll pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the offered Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

     The Company and, as applicable, Toll may grant underwriters who participate in the distribution of Securities an option to purchase additional Securities to cover over-allotments, if any.

     The place and date of delivery for the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement.

     Unless otherwise indicated in the applicable Prospectus Supplement, the Securities in respect of which this Prospectus is being delivered (other than Common Shares) will be a new issue of securities, will not have an established trading market when issued and will not be listed on any securities exchange. Any underwriters or agents to or through whom such Securities are sold by the Company or Toll for public offering and sale may make a market in such Securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such Securities.

                                 LEGAL MATTERS

     Certain legal matters relating to the validity of the Securities will be passed upon by Wolf, Block, Schorr and Solis-Cohen, Philadelphia, Pennsylvania. Certain legal matters with respect to the Securities offered hereby will be passed upon for the underwriters, if any, by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York.

                                    EXPERTS

     The consolidated financial statements and schedules of the Company included in the Company's Annual Report (Form 10-K) for the year ended October 31, 1993, have been audited by Ernst & Young, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedules are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE ISSUER, THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                               ------------------

                               TABLE OF CONTENTS

                                                  PAGE
                                                  -----
PROSPECTUS SUPPLEMENT
Prospectus Supplement Summary....................   S-3
Capitalization...................................   S-6
Business.........................................   S-7
Description of Notes.............................  S-15
Underwriting.....................................  S-24
Legal Matters....................................  S-24

PROSPECTUS
Available Information............................     2
Incorporation of Certain Information by
  Reference......................................     2
The Company......................................     3
The Housing Industry.............................     3
Use of Proceeds..................................     3
Ratio of Earnings to Fixed Charges...............     4
Description of Debt Securities and Guarantees....     4
Description of Capital Stock.....................    10
Plan of Distribution.............................    11
Legal Matters....................................    12
Experts..........................................    12

                                  $100,000,000

                                   TOLL CORP.

                           7 3/4% SENIOR SUBORDINATED

                                 NOTES DUE 2007


                             GUARANTEED ON A SENIOR
                             SUBORDINATED BASIS BY
                              TOLL BROTHERS, INC.

                              [TOLL BROTHERS LOGO]

                                  ------------

                             PROSPECTUS SUPPLEMENT



                               SEPTEMBER 17, 1997

                                  ------------

                               SMITH BARNEY INC.